UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒                             Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Ryman Hospitality Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 31, 2015

Dear Fellow Stockholder:

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders of Ryman Hospitality Properties, Inc., which will be held at 10:00 a.m. local time on Thursday, May 7, 2015 at the Gaylord Opryland Resort and Convention Center in Nashville, Tennessee. The doors will open at 9:30 a.m. local time. Our directors and management team will be available to answer questions.

We describe in detail the proposals to be introduced at the annual meeting in the attached Notice of Annual Meeting, Proxy Statement and proxy card. Our 2014 Annual Report to Stockholders, which is not a part of our proxy solicitation materials, is also enclosed. We encourage you to read our Annual Report.

We hope you will be able to join us. Whether or not you plan to attend, you can ensure your shares are represented and voted at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card. Voting instructions are included on the enclosed proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Thank you for your continued interest in Ryman Hospitality Properties, Inc., and we look forward to seeing you at the meeting.

Sincerely,

Colin V. Reed

Chief Executive Officer &

Chairman of the Board of Directors

Page Intentionally Blank

2015 NOTICE OF MEETING AND PROXY STATEMENT

Ryman Hospitality Properties, Inc.

Notice of Annual Meeting of Stockholders

Thursday, May 7, 2015 10 a.m. local time	Gaylord Opryland Resort & Convention Center 2800 Opryland Drive Nashville, TN 37214	Record Date The close of business March 18, 2015

Items of Business

•	To elect the nine nominees identified in this proxy statement for a one-year term as directors;
•	To approve, on an advisory basis, our executive compensation;
•	To ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2015; and
•	To conduct any other business if properly raised.

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important to us. We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, or vote by calling the toll-free number or using the Internet — even if you plan to attend the meeting. You may revoke your proxy at any time before the completion of voting for the annual meeting.

You will find instructions on how to vote beginning on page 6. Most stockholders vote by proxy and do not attend the meeting in person. However, you are entitled to attend the meeting if you were a stockholder of record or a beneficial holder as of the close of business on March 18, 2015, or if you are an authorized representative of any such stockholder or beneficial holder.

By Order of the Board of Directors of Ryman Hospitality Properties, Inc.,

Scott J. Lynn, Secretary

Nashville, Tennessee

March 31, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 7, 2015. This proxy statement and our 2014 annual report to stockholders are available on the internet at:

www.rymanhp.com/investorrelations/proxymaterials.htm

On this site, you will be able to access this proxy statement, our 2014 annual report to stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2014, and all amendments or supplements (if any).

Page Intentionally Blank

2015 NOTICE OF MEETING AND PROXY STATEMENT

2015 NOTICE OF MEETING AND PROXY STATEMENT

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. Additionally, for more complete information about our 2014 financial performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

  Ryman Hospitality Properties, Inc. Annual Meeting of Stockholders

Time and Date:	10:00 a.m., local time, May 7, 2015
Place:	Gaylord Opryland Resort & Convention Center 2800 Opryland Drive Nashville, TN 37214
Record Date:	March 18, 2015
Number of Common Shares Eligible to Vote at the Meeting (and Record Holders) as of the Record Date:	51,246,045 (1,881 holders of record)
Company Principal Executive Offices:	One Gaylord Drive Nashville, Tennessee 37214
Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:	March 31, 2015

Voting Matters

Matter		Board Recommendation	Page Reference
Proposal 1:	Election of the Nine Nominees for Director Identified in this Proxy Statement	FOR each director nominee	10
Proposal 2:	Advisory Vote on Executive Compensation	FOR	15
Proposal 3:	Ratification of Independent Registered Public Accounting Firm for 2015	FOR	16

Director Nominees

Name	Age	Director Since	Primary Occupation	Committee Memberships; Other Roles	Other Public Company Boards
Michael J. Bender	53	2004	Chief Operating Officer – Global eCommerce, Wal-Mart Stores, Inc.	Audit (Chair)	-
E. K. Gaylord II	57	1977	Private Investor	Audit	-
D. Ralph Horn	74	2001	Retired Chairman, First Horizon National Corporation	Independent Lead Director; Human Resources; Nominating & CG (Chair)	Mid-America Apartment Communities, Inc. (co-lead director)
Ellen Levine	72	2004	Editorial Director, Hearst Magazines	Human Resources; Nominating & CG	-

2015 NOTICE OF MEETING AND PROXY STATEMENT

Name	Age	Director Since	Primary Occupation	Committee Memberships; Other Roles	Other Public Company Boards
Patrick Q. Moore	45	-	EVP, Chief Strategy & Corporate Development Officer, YP Holdings	-	-
Robert S. Prather, Jr.	70	2009	President & CEO, Heartland Media, LLC	Audit	Diebold, Inc.; GAMCO Investors, Inc.; Southern Community Newspapers, Inc.
Colin V. Reed	67	2001	Chief Executive Officer and Chairman of the Board of Directors, Ryman Hospitality Properties, Inc.	-	First Horizon National Corporation
Michael D. Rose	73	2001	Private Investor	Audit (Financial Expert)	General Mills, Inc.
Michael I. Roth	69	2004	Chairman and Chief Executive Officer, Interpublic Group of Companies	Human Resources (Chair); Nominating & CG	Interpublic Group of Companies; Pitney Bowes, Inc. (non- executive chairman)

Company Highlights

Total Stockholder Return

As shown in the table below, we have delivered significant value to our stockholders over the last one, three and five years, based on total stockholder return, or TSR.

Financial Highlights

We believe that our results in 2014 reflect the steps we took to address the transition-related challenges facing our Hospitality business segment (including the sales, marketing and profitability improvements we finalized with our operator, Marriott International, over the course of 2013 and 2014), as well as a significant strengthening of the group meetings segment in which we focus.

2015 NOTICE OF MEETING AND PROXY STATEMENT

In 2014, we also experienced material growth in our Entertainment (Opry and attractions) business segment from the prior year. Our 2014 financial highlights include:

Increased Revenues	Increased Profitability	Dividend Growth
$1.04 billion in total revenue (up 9.1% from 2013) $954.2 million in Hospitality segment revenue (up 8.6% from 2013)	Hospitality Adjusted EBITDA of $285.9 million (up 16.7% from 2013) (1) 30% Hospitality Adjusted EBITDA Margin (up 2.1 basis points from 2013) (1)	$2.20 per share annual cash dividend in 2014 (up 10% from 2013) $112 million in total cash dividends (declared for 2014 fiscal year)

We believe that, as a result of our efforts in 2014, we are better able to meet our corporate objectives of increasing funds available for distribution to our stockholders and creating long-term stockholder value. You can find more information about our 2014 financial and operating performance in the Compensation Discussion and Analysis beginning on page 26.

(1)	For a definition of Hospitality Adjusted EBITDA and the other non-GAAP financial measures used herein, why we believe these measures present useful information to investors, and a reconciliation of these measures to the most comparable GAAP measure, see Appendix A.

Compensation Highlights

Objectives

In order to achieve our corporate strategic objectives, we provide for a range of compensation levels for our named executive officers, or NEOs, with the intent of rewarding strong performance and reducing compensation when our performance objectives are not achieved. We believe that our compensation programs provide a suitable balance between long-term and short-term compensation and have an appropriate performance-based and “at risk” component.

Compensation Program Summary

The key elements of the compensation program for our NEOs are:

Compensation Element	Key Characteristics	2014 Compensation Decisions	Percentage of 2014 Target Total Compensation(2)
Base Salary	• Fixed compensation. • Payable in cash. • Reviewed annually and adjusted when appropriate.	Base salaries for our NEOs were increased slightly.	• 19% of our CEO’s target total compensation. • 31% of our other NEOs’ target total compen-sation (on average).
Short-Term Cash Incentive Compensation	• Variable compensation. • Payable in cash based on performance against annually established performance objectives.	Annual short-term cash incentives were paid at 150% of the “target” payout level due to our financial performance.	• 28% of our CEO’s target total compensation. • 25% of our other NEOs’ target total compen-sation (on average).

2015 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Element	Key Characteristics	2014 Compensation Decisions	Percentage of 2014 Target Total Compensation(2)
Long-Term Equity Incentive Compensation	• Variable compensation. • Performance-based RSUs vesting over a three-year performance period. • Time-based RSUs vesting ratably over four years.	Long-term equity incentive compensation to our NEOs was paid 50% in the form of performance-based RSUs and 50% in the form of time-based RSUs.	• 51% of our CEO’s target total compensation. • 42% of our other NEOs’ target total compen-sation (on average).
Executive-Level Perquisites	• Fixed compensation. • Participation in broad-based plans at same cost as other employees. • Certain executive-level perquisites not paid generally to our other employees.	Our NEOs received only modest executive-level perquisites.	• 2% of our CEO’s target total compensation. • 2% of our other NEOs’ target total compen-sation (on average).

(2)	Calculated in the manner described on page 29.

Our Compensation Practices

We also are mindful of the risks to our stockholders that may be inherent in our compensation programs, and we attempt to utilize compensation practices that mitigate these risks. Some of these compensation practices are:

What We Do

✓	We Pay for Performance—We tie pay to performance in a manner that we believe advances our stockholders’ interests by paying a significant portion of our NEOs’ total compensation opportunities in the form of variable compensation.

✓	We Hold an Annual Say on Pay Vote—We conduct an annual “say-on-pay” advisory vote to solicit our stockholders’ views on our compensation programs.

✓	We Solicit Independent Compensation Advice—Our Human Resources Committee retains AonHewitt, a leading independent compensation consultant.

✓	We Require Meaningful Levels of Stock Ownership by Our Executives and Directors—Our stock ownership guidelines require meaningful levels of stock ownership by our executives (including 5x base salary for our CEO) and directors. All NEOs and non-employee directors are currently in compliance with the guideline applicable to them.

✓	We Have Implemented Meaningful Stock Retention Guidelines—Any officer or director who does not meet the applicable stock ownership guideline (regardless of any compliance grace period) must hold at least 50% of the net shares received in any stock option exercise or RSU vesting.

What We Don’t Do

We Don’t Provide Excessive Levels of Guaranteed Compensation—Our short-term cash incentive plan and the terms of the performance-based RSUs issued to our NEOs (which are tied to TSR) do not have minimum payout levels. All of this compensation is “at risk”.

We Don’t Make “Single Trigger” Cash Payments Upon a Change of Control—The employment and severance arrangements with our NEOs require a “double trigger” (requiring both a change of control and termination of employment) for cash severance payments following a change of control.

2015 NOTICE OF MEETING AND PROXY STATEMENT

We Don’t Pay “Gross Ups” For Severance Payments—We do not provide excise or other tax “gross up” payments in connection with any severance payment made to an NEO.

We Don’t Allow Hedging or Significant Pledging of Company Securities by Officers and Directors—Directors and executive officers are prohibited from engaging in hedging transactions designed to offset decreases in the market value of our securities, and directors and executive officers may not pledge a significant amount of company securities without prior approval.

Corporate Governance Highlights

Our Board of Directors has adopted governance policies that we believe are in the best interests of our stockholders, including:

•	Annual election of all directors.

•	Majority vote standard in uncontested elections.

•	Independent, involved and informed Board of Directors.

•	All directors, other than our CEO, are independent.

•	All of our directors who served on the Board during 2014 attended more than 75% of the meetings of the Board and those committees of which the director was a member in the aggregate (all directors had an attendance percentage of 92% or higher).

•	Board orientation for new members and ongoing director education.

•	Independent Lead Director.

•	Independent Board committees.

•	Our three active standing Board committees are comprised solely of independent directors.

•	Executive sessions of independent directors are held at each regularly scheduled Board meeting.

•	Annual Board and committee self-evaluations.

•	Board oversight of risk management.

•	No stockholder rights plan.

•	Common stock is the only class of voting securities outstanding.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Questions and Answers

About How to Vote Your Shares

Below are instructions on how to vote, as well as information on your voting rights as a stockholder. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

Q.	Who can vote at the Annual Meeting?
A.	You may vote if you owned shares of our common stock at the close of business on March 18, 2015 (the record date).

Q.	How do I vote at the Annual Meeting?
A.	Electronically. You may vote using the Internet or by phone.

To use the Internet, go to www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern time on May 6, 2015 (for shares in our 401(k) plan, the voting deadline is 11:59 p.m. Eastern time on May 5, 2015). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

To vote by phone, dial 1-800-690-6903 using a touch-tone telephone up until 11:59 p.m. Eastern time on May 6, 2015 (for shares in our 401(k) plan, the voting deadline is 11:59 p.m. Eastern time on May 5, 2015). Have your proxy card in hand when you call and then follow the instructions

In Person or by Mail. If you hold the shares in your own name, you may also vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares in accordance with the recommendations of the Board.

Q.	What is the purpose of the Annual Meeting?
A.	At the Annual Meeting, you and your fellow stockholders will vote on the following matters:
	Proposal	Matter
	1	Election of the nine nominees for director identified in this proxy statement
	2	Advisory vote on executive compensation
	3	Ratification of independent registered public accounting firm for 2015

You and your fellow stockholders will also be asked to transact any other business that may properly come before the meeting or any adjournment or postponement.

Q.	What if my shares are held in “street name” by a broker?
A.

If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect

2015 NOTICE OF MEETING AND PROXY STATEMENT

to “discretionary” items, but not with respect to “non-discretionary” items. On non- discretionary items for which you do not give instructions, your shares will be counted as “broker non-votes.”

Q.	Which matters to be presented at the Annual Meeting are discretionary items and may be voted upon by a broker?
A.	A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange, or NYSE. Shares held in street name may be voted by your broker, bank or other nominee on discretionary items in the absence of voting instructions given by you.

The matters presented in Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) are not considered routine under the rules of the NYSE. Therefore, brokers, banks or other nominees will not have the ability to vote shares held in street name with respect to those proposals unless the broker, bank or other nominee has received voting instructions from the beneficial owner of the shares held in street name. Broker non- votes will not impact the outcome of Proposals 1 or 2. It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held in street name by a broker, banker or other nominee so that you are able to vote with respect to Proposals 1 or 2.

Proposal 3 (Ratification of Independent Registered Public Accounting Firm) is considered routine and therefore may be voted upon by your broker, bank or other nominee if you do not give instructions for the shares held in street name by your broker, bank or other nominee.

If any other matter that properly comes before the meeting is not considered routine under the rules of the NYSE, broker non- votes will not impact the outcome of this matter.

Q.	What shares are included on my proxy card?
A.	Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to our 401(k) plan.

Q.	How are shares in the Company’s 401(k) Plan voted?
A.

Participants in our 401(k) plan are entitled to vote the shares held under the plan in their name. To do this, you must sign and return the proxy card you received with this proxy statement no later than May 5, 2015. Your proxy card will be considered your confidential voting instructions, and the plan trustee will direct your vote in the manner you indicate. The voting results for all shares held in the plan will be tabulated by our transfer agent for all participants and reported to the plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instructions are not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the meeting by the plan trustee in direct proportion to the voting results of plan shares for which proxies are voted.

Q.	How many shares must be present to hold the Annual Meeting?
A.

The holders of a majority of the shares of our common stock outstanding on the record date, or 25,623,023 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “abstain,” as well as shares that are counted as “broker non- votes,” will be counted as shares that are present for purposes of determining the presence of a quorum.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Q.	What if a quorum is not present at the Annual Meeting?
A.

If a quorum is not present at the scheduled time of the meeting, we may adjourn the meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment.

We also may adjourn the meeting if for any reason the Board determines that adjournment is necessary or appropriate to enable our stockholders to (i) consider fully information which the Board determines has not been sufficiently or timely made available to stockholders or (ii) otherwise effectively exercise their voting rights. An adjournment will have no effect on the business that may be conducted at the meeting.

Q.	How does the Board recommend I vote on each of the proposals?
A.	The Board recommends that you vote FOR each of the following proposals:
	Proposal	Matter
	1	Election of the nine nominees for director identified in this proxy statement
	2	Advisory vote on executive compensation
	3	Ratification of independent registered public accounting firm for 2015

Q.	How do I change my vote?
A.	You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card by mail or transmitting new voting instructions via internet or phone;
•	giving written notice to Scott J. Lynn, our corporate secretary, stating that you are revoking your proxy; or
•	attending the Annual Meeting and voting your shares in person.

If you hold your shares in “street name” your broker, bank or other nominee will provide you with instructions on how to revoke your proxy.

Q.	Who will count the votes?
A.	Representatives of Broadridge will count the votes and act as the independent inspectors of the election.

Q.	What if I send in my proxy card and do not specify how my shares are to be voted?
A.	If you send in a signed proxy card but do not give any voting instructions, your shares will be voted FOR each of the following proposals:
	Proposal	Matter
	1	Election of the nine nominees for director identified in this proxy statement
	2	Advisory vote on executive compensation
	3	Ratification of independent registered public accounting firm for 2015

Q.	How will the proxies vote on any other business brought up at the Annual Meeting?
A.

We are not aware of any business to be considered at the meeting other than the proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card authorizes Colin V. Reed, D. Ralph Horn and Scott J. Lynn to use their discretion to vote on these other matters.

Q.	What are my voting options on Proposal 1 (Election of Directors)?
A.	You may:
•	Vote FOR all of the director nominees;
•	Vote FOR specific director nominees;

2015 NOTICE OF MEETING AND PROXY STATEMENT

• Vote AGAINST all of the director nominees;
• Vote AGAINST specific director nominees;
• ABSTAIN from voting with respect to all of the director nominees; or
• ABSTAIN from voting with respect to specific director nominees.

A nominee will be elected as a director if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against such election). Proxies may not be voted for more than nine directors, and stockholders may not cumulate votes in the election of directors.

Under our Corporate Governance Guidelines and Bylaws, each incumbent nominee for director agrees that if he or she fails to receive the required majority vote in a director election, the director will tender a resignation for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board. If the resignation is accepted, the nominee will no longer serve on the Board. If the resignation is rejected, the nominee will continue to serve on the Board.

Q.	What are my voting options on the other proposals?
A.

When voting on either Proposal 2 (Advisory Vote on Executive Compensation) or Proposal 3 (Ratification of Independent Registered Public Accounting Firm), you may:

•          Vote FOR the proposal;

•          Vote AGAINST the proposal; or

•          ABSTAIN from voting.

If you abstain from voting on such proposal, your shares will be counted as present in person or represented by proxy and entitled to vote on such proposal, and thus the abstention will have the same effect as a vote against such proposal.

Q.	Is my vote confidential?
A.	Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential.

Except to meet legal requirements, your vote will not be disclosed to us unless:
• a proxy solicitation is contested; • you write comments on the proxy card; or • you authorize disclosure of your vote.
However, we may confirm whether a stockholder has voted or take other actions to encourage voting.

Q.	How many votes are required to approve each proposal?
A.	The following votes will be required to approve each proposal:
	Proposal	Vote Required
	1 (Election of the nine nominees for director identified in this proxy statement)	Majority of votes cast (abstentions and broker non-votes will not be counted as votes cast for or against)
	2 (Advisory vote on executive compensation)	Majority of shares entitled to vote and present in person or by proxy
	3 (Ratification of independent registered public accounting firm)	Majority of shares entitled to vote and present in person or by proxy

Q.	How is this proxy solicitation being conducted?
A.

We will bear the cost of soliciting proxies for the meeting. We have retained Morrow & Co., LLC to assist in the solicitation and will pay them approximately $6,000. Our officers may also solicit proxies by mail, telephone, e-mail or facsimile transmission, but we will not reimburse them for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to our stockholders.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposals

Proposal 1 (Election of the Nine Nominees for Director Identified in this Proxy Statement)

The information below about the business background of each nominee has been provided by each nominee. With the exception of Patrick Q. Moore, all nominees are currently directors. In case any nominee is not available to serve as a director, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card. The Board may also choose to reduce the number of directors to be elected at the meeting. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2016 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public companies, as well as directorships with other public companies during the past five years, their ages, and the year first elected as a director, are set forth below. Individual qualifications, experiences and skills that contribute to the Board’s effectiveness as a whole, as determined by the Nominating and Corporate Governance Committee, are also described below.

Incumbent Directors Standing for Re-Election

Michael J. Bender
Chief Operating Officer – Global eCommerce of retailer Wal-Mart Stores, Inc., since July 2014; EVP and President, West Business Unit of Wal-Mart, February 2011 to July 2014; SVP, Mountain Division of Wal-Mart, February 2010 to February 2011; VP/Regional General Manager at Wal-Mart, February 2009 to February 2010; President/General Manager of the Retail and Alternate Care business of healthcare retailer Cardinal Health, 2003 to 2007. Prior to such time Mr. Bender was Vice President of Store Operations for retailer Victoria’s Secret Stores, and he spent 14 years with beverage company PepsiCo in a variety of sales, finance and operating roles.	Qualifications: Mr. Bender’s extensive experience in retail sales in large, complex business organizations brings financial, accounting and operational expertise.
Current Directorships: None
Former Directorships: None
Age: 53
Director since: 2004

E. K. Gaylord II
President, Eleven Sands Exploration, a privately-held energy company, since 2000; Chairman, E. K. Capital, a privately-held investment company, since 2000; Chairman of Medtrust Online, a privately-held healthcare services firm, since 2007; President, Oklahoma Publishing Company, a privately-held media company, June 1994 to December 2002. Mr. Gaylord served as our Chairman of the Board from May 1999 to April 2001, and he served as our interim President and Chief Executive Officer from July 2000 until September 2000, as well as Vice-Chairman of our Board from May 1996 to May 1999.

Qualifications: Mr. Gaylord’s years of service as an officer and director of our company provide him with a deep knowledge of our business and give him insights into the challenges and opportunities we face.

Current Directorships: None
Former Directorships: None
Age: 57
Director since: 1977

2015 NOTICE OF MEETING AND PROXY STATEMENT

D. Ralph Horn
Chairman of the Board, First Tennessee National Corporation (now First Horizon National Corporation), a financial services company, 1996 to December 2003; Chief Executive Officer, First Tennessee National Corporation, 1994 to 2002; President, First Tennessee National Corporation, 1991 to 2001. Mr. Horn currently serves as our independent Lead Director.

Qualifications: Mr. Horn’s extensive experience as a chief executive officer and chairman of a large financial services company provides knowledge in corporate finance and strategic planning. Mr. Horn also has considerable corporate governance experience through years of service on the boards of other public companies, including REITs.

Current Directorships: Mid-America Apartment Communities, Inc. (co-lead director)
Former Directorships: None
Age: 74
Director since: 2001

Ellen Levine
Editorial Director, Hearst Magazines, a media and publishing company, since 2006; Editor-in-Chief, Good Housekeeping magazine, 1994 to 2006; Editor-in-Chief, Redbook magazine, 1990 to 1994; Editor-in-Chief, Woman’s Day magazine, 1982 to 1990; Senior Editor, Cosmopolitan, 1976 to 1982. Ms. Levine was instrumental in founding O, The Oprah Magazine in 2000 (and continues to serve as its Editorial Consultant) and in founding Food Network Magazine in 2009.	Qualifications: Ms. Levine’s service as an executive at a large media and publishing company provides experience in the media and entertainment industries.
Current Directorships: None
Former Directorships: None
Age: 72
Director since: 2004

Robert S. Prather, Jr.
President and Chief Executive Officer, Heartland Media, LLC, a television broadcasting company, since June 2013; President and Chief Operating Officer, Gray Television, Inc., a television broadcasting company, September 2002 to June 2013; Executive Vice President, Gray Television, Inc., 1996 to September 2002; Chief Executive Officer, Bull Run Corporation (now Southern Community Newspapers, Inc.), a media and publishing company, 1992 to December 2005.

Qualifications: Mr. Prather’s history as a media executive provides experience in the media and entertainment industries. Mr. Prather also has considerable corporate governance experience through his service on the boards of other public companies.

Current Directorships: Diebold, Inc.; GAMCO Investors, Inc.; Southern Community Newspapers, Inc.
Former Directorships: Gray Television, Inc.
Age: 70
Director since: 2009

2015 NOTICE OF MEETING AND PROXY STATEMENT

Colin V. Reed
Chairman of our Board since May 2005; our Chief Executive Officer since April 2001; our President from November 2012 to March 2015 and from April 2001 to November 2008; Member, three-executive Office of the President, Harrah’s Entertainment, Inc., a gaming company, May 1999 to April 2001; Chief Financial Officer, Harrah’s Entertainment, Inc., April 1997 to April 2001. Mr. Reed served in a variety of other management positions with Harrah’s Entertainment, Inc. and its predecessor, hotel operator Holiday Corp., from 1977 to April 1997.

Qualifications: Mr. Reed’s day-to-day leadership as Chairman of our Board and CEO, as well as his many years of experience in the hospitality industry, provides him with deep knowledge of our operations and gives him unique insights into the challenges and opportunities we face.

Current Directorships: First Horizon National Corporation
Former Directorships: None
Age: 67
Director since: 2001

Michael D. Rose

Chairman, Midaro Investments, a privately-held investment firm, since 1998; Chairman of the Board of Directors, First Horizon National Corporation, January 2007 to December 2012; Chairman of the Executive Committee of our Board, May 2005 to May 2009; Chairman of our Board, April 2001 to May 2005; Chairman of the Board of Directors, Harrah’s Entertainment, Inc., 1995 to 1996; Chairman of the Board of Directors, Promus Hotel Corporation (formerly the Promus Companies, Incorporated), a hospitality company, 1990 to 1997; Chief Executive Officer, Promus Companies, Incorporated, 1990 to 1994.

Qualifications: Mr. Rose’s previous service as our Chairman and his experience as a chief executive officer provide him with considerable knowledge of our industry. He is an audit committee financial expert based on his experience supervising a company’s principal financial and accounting officers. He also has considerable corporate governance experience through years of service on the boards of other public companies, including REITs.

Current Directorships: General Mills, Inc.
Former Directorships: Darden Restaurants, Inc.; First Horizon National Corporation
Age: 73
Director since: 2001

2015 NOTICE OF MEETING AND PROXY STATEMENT

Michael I. Roth
Chairman (since July 2004) and Chief Executive Officer (since January 2005), The Interpublic Group of Companies, a global marketing services company; Chairman of the Board and Chief Executive Officer, The MONY Group Inc. (and its predecessor entities), a financial services company, 1997 to 2004.

Qualifications: Mr. Roth’s experience as a chief executive officer of public companies gives him valuable knowledge and perspective and allows him to bring a variety of viewpoints to Board deliberations.

Current Directorships: The Interpublic Group of Companies; Pitney Bowes, Inc. (non-executive chairman)
Former Directorships: None
Age: 69
Director since: 2004

New Nominee Standing for Election

Patrick Q. Moore
Executive Vice President, Chief Strategy and Corporate Development Officer, YP Holdings, a privately-held media and advertising company, since May 2013; Partner, McKinsey & Company, a management consulting firm, September 2001 to May 2013, where he served a range of consumer, hospitality and media clients and also led McKinsey’s North American Consumer Digital Excellence initiative.

Qualifications: Mr. Moore’s experience at a digital media company and at a management consulting firm provide him with a unique perspective on the challenges and opportunities faced by our Entertainment business segment. Mr. Moore also has considerable expertise in the hospitality industry as a result of his service as a management consultant.

Current Directorships: None
Former Directorships: None
Age: 45

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 1 (Election of the Nine Nominees for Director Identified in this Proxy Statement) Voting Recommendation

The Board unanimously recommends that our stockholders vote FOR each of our nominees.

Our Corporate Governance Guidelines and Bylaws provide for a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against such election). If an incumbent nominee for director fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board. Any director nominee who is not an incumbent director who does not receive a majority vote will not be elected to the Board.

In the event any incumbent nominee for director does not receive the requisite majority vote, our Corporate Governance Guidelines and Bylaws provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election and will make a recommendation regarding how to act upon the tendered resignation to the full Board, in light of the best interests of the company and its stockholders. The full Board will then act upon the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.

Board Meetings in 2014 and Director Attendance

In 2014 the Board met five times. All incumbent directors who served on our Board during 2014 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period in which he or she served as a director in the aggregate.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 2 (Advisory Vote on Executive Compensation)

We are asking stockholders to cast an advisory (non-binding) vote on our executive compensation for our named executive officers, or NEOs, by voting for or against it. Please read the Compensation Discussion and Analysis beginning on page 26 and the related compensation tables and narrative discussion appearing on pages 42 through 47, which provide more information on our compensation philosophy and practices, as well as the compensation paid to our NEOs for 2014.

Our executive compensation programs are designed to attract, retain and motivate qualified, knowledgeable and talented executives who are capable of performing their responsibilities. We believe these programs should reflect a strong pay-for-performance philosophy that synchronizes incentive payments with actual financial and business results, and our programs reflect this belief:

•	Our short-term cash incentive compensation program and the performance-based restricted stock units awarded pursuant to our long-term equity incentive compensation program represent a significant portion of our executive compensation program. These elements are variable compensation and are at risk. In 2014, 52% of our CEO’s target total compensation was in the form of these variable, at risk components. With respect to the other NEOs, on average, 45% of their target total compensation in 2014 consisted of variable, at risk components.
•	We believe our 2014 operating results reflect the steps we took to address the transition-related challenges previously facing our Hospitality business segment and the continued investment in our Entertainment (Opry and attractions) business segment. In 2014 these operating businesses experienced the highest level of revenues and Adjusted EBITDA in our history. Short-term cash incentive compensation paid to our NEOs was based on achieving goals tied to AFFO (as these goals were determined by our Board), a measure of our profitability. Because we significantly exceeded these goals for the year, the NEOs received the maximum level of payout under the short-term cash incentive compensation plan.
•	We have delivered significant value to our stockholders over the last one and three fiscal years. Our TSR for 2014 was 32.2%, and our TSR for the three-year period of 2012-2014 was 43.3% (which exceeded the TSR performance of the S&P 500 Index and the FTSE NAREIT Equity REITs Index over that period).

Proposal 2 (Advisory Vote on Executive Compensation) Voting Recommendation

We are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.”

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this matter. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal. Broker non-votes will not impact the outcome of this matter. While this vote is advisory and therefore not binding on us, our Board and our Human Resources Committee value the opinions of our stockholders and will take into consideration the outcome of this vote when making future decisions regarding our executive compensation programs.

The Board unanimously recommends that the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 3 (Ratification of Independent Registered Public Accounting Firm)

Proposal 3 asks that our stockholders vote to ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the 2015 fiscal year. You can find more information about our relationship with Ernst & Young LLP on page 59 of this proxy statement.

Proposal 3 asks that our stockholders vote to ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the 2015 fiscal year. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

Proposal 3 (Ratification of Independent Registered Public Accounting Firm) Voting Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal.

The Board and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Company Information

Corporate Governance

Our business is managed under the direction of our Board of Directors. The Board delegates the conduct of the business to our senior management team. The Board held five meetings during 2014. All directors who served on our Board during 2014 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period in which he or she served as a director in the aggregate.

We have adopted Corporate Governance Guidelines governing the conduct of our Board. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, are all posted on our web site at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page).

We have also adopted a Code of Business Conduct and Ethics which is applicable to all employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on our web site at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page). We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our directors, principal executive officer, principal financial officer or principal accounting officer) at this location on our website.

We will provide a copy of our Corporate Governance Guidelines, our committee charters or our Code of Business Conduct and Ethics (and any amendments or waivers) to any stockholder or other person upon receipt of a written request addressed to:

Ryman Hospitality Properties, Inc.

Attn: Corporate Secretary

One Gaylord Drive

Nashville, Tennessee 37214

Board Leadership Structure

The Board believes that Mr. Reed’s service as both Chairman of the Board and CEO is in the best interests of the company and its stockholders. Mr. Reed possesses a detailed knowledge of our industry as well as an understanding of both the opportunities and challenges we face. The Board thus believes that Mr. Reed is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the company. The Board also believes that Mr. Reed’s combined role ensures clear accountability, enhances our ability to articulate our strategy and message to our employees, stockholders and business partners and enables decisive overall leadership.

The Board has determined that it is also important to have an independent Lead Director who will play an active role and oversee many of the functions that an independent chair would otherwise perform. The Board has adopted a description of the duties of the Lead Director, which is posted on our website at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page). Pursuant to this job description, the Chairman of the Nominating and Corporate Governance Committee serves as the company’s Lead Director, and that individual is currently D. Ralph Horn. Some of the primary functions of our Lead Director are:

•	To call, convene and chair meetings of the non-management directors or independent directors and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the CEO;
•	To coordinate and develop the agenda for and chair executive sessions of the independent directors;
•	To coordinate feedback to the CEO on behalf of independent directors regarding business issues and management;
•	To be available, as appropriate, for direct communication with major stockholders who request such a communication; and
•	To perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management directors, or by the Chairman of the Board.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Each of the directors other than Mr. Reed is independent, and the Board believes that the independent directors coupled with the Lead Director provide effective oversight of management. Our non-management directors meet regularly in scheduled executive sessions, and the Lead Director presides at these executive sessions. Following an executive session of our non-management directors, the Lead Director acts as a liaison between the non-management directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to our non-management directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Although we believe that the combination of the Chairman and CEO roles is appropriate in the current circumstances, the Board retains the authority to modify our current combined CEO/Chairman structure to best address our circumstances, if and when appropriate.

Board Attendance at Annual Meeting

We strongly encourage each member of the Board to attend the Annual Meeting of Stockholders. All of our directors other than Mr. Gaylord attended the 2014 Annual Meeting of Stockholders.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2015. Our Board determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also from the standpoint of persons or organizations with which the director has an affiliation. In making its determination, the Board adheres to the requirements of, and applies both the objective and subjective standards set forth by, the NYSE (as set forth in Section 303A.02 of the listed company manual), as well as the requirements and standards of the SEC and other applicable laws and regulations.

During this review, the Board considered whether there are or have been any transactions and relationships between each director, or any member of his or her immediate family, and the company and its subsidiaries and affiliates. The Board also examined whether there are or have been any transactions and relationships between the incumbent directors or the new director nominee, or their affiliates, and members of the company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. The Board concluded that no such transactions existed during the relevant period. As a result of this review, the Board affirmatively determined that, with the exception of Colin Reed, all of our incumbent directors and our new director nominee are independent of the company and its management.

Committees of the Board

The Board maintains three standing committees, an Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, to facilitate and assist the Board in the execution of its responsibilities.

Audit Committee

The members of the Audit Committee are Michael J. Bender (Chair), E. K. Gaylord II, Robert S. Prather, Jr. and Michael D. Rose (Financial Expert).

The committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The committee is responsible for, among other things:

•	overseeing the integrity of our financial information, the performance of our internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;
•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

2015 NOTICE OF MEETING AND PROXY STATEMENT
•	meeting with our independent registered public accounting firm and with our director of internal audit concerning, among other things, the scope of audits and reports;
•	reviewing the work programs of our independent registered public accounting firm and the results of its audits; and
•	assessing our risk assessment and risk management policies.

The Board has determined that all the members of the committee are financially literate pursuant to the NYSE rules. The Board also has determined that Mr. Rose is an “audit committee financial expert” within the meaning stipulated by the SEC.

In 2014, the committee met six times.

Human Resources Committee

The members of the Human Resources Committee are Michael I. Roth (Chair), D. Ralph Horn and Ellen Levine.

The committee is responsible for, among other items:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;
•	reviewing and approving annually the corporate goals and objectives relative to the CEO’s compensation, evaluating the CEO’s performance in light of those objectives, and determining and approving the CEO’s compensation level based on this evaluation;
•	reviewing, approving and administering, and granting awards under, cash- and equity-based incentive plans; and
•	reviewing and approving compensation for executive officers and directors (subject to, in the case of director compensation, approval by the full Board).

The committee has also delegated to the CEO the authority to make limited equity grants to new members of our management team to allow such grants to be made in a timely manner, as the committee generally only meets on a quarterly basis. Equity grants under this delegation of authority may only be made as initial equity grants to newly hired executives (other than officers subject to Section 16 of the Securities Exchange Act of 1934) and on the same terms and conditions as were applied by the committee in its most recent prior equity grants. In addition, equity grants under this delegation of authority to any one executive are limited to 6,250 RSUs and must be ratified by the committee.

The committee has engaged AonHewitt as its compensation consultant since 2013. The committee has determined that no conflict of interest exists between AonHewitt and the company (including the company’s Board members and company management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. In 2014 neither AonHewitt nor any affiliate of AonHewitt provided any services to the company or its affiliates apart from its engagement by the committee described above.

AonHewitt assisted the committee in determining if its strategies and plans were advisable based on our current financial position and strategic goals, as well as developments in corporate governance and compensation design. At the committee’s request, AonHewitt also performed several analyses, including updates to the executive salary structure and modeling of executive compensation levels at different levels of company performance, to assist the committee in its review.

For additional information regarding the committee’s processes and procedures for considering and determining executive compensation, including the role of executive officers in determining the amount or form of executive compensation, see Compensation Discussion and Analysis below.

In 2014, the committee met four times.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee (which functions as our compensation committee) is comprised entirely of independent directors. In addition, there are no relationships among our executive officers, members of the committee or entities whose executives serve on the Board or the committee that require disclosure under applicable regulations of the SEC.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are D. Ralph Horn (Chair), Michael I. Roth and Ellen Levine.

The committee is responsible for, among other things:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;
•	developing and recommending changes and modifications to our corporate governance guidelines and our code of conduct to the Board;
•	monitoring and enforcing compliance with our corporate governance guidelines, certain provisions of our code of conduct and other policies; and
•	advising the Board on corporate governance matters, including as appropriate obtaining updates on corporate governance developments from professional advisors.

In 2014, the committee met four times.

A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the committee to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.

The committee annually reviews with the Board the company’s “Statement of Expectations of Directors.” This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our businesses.

While our Corporate Governance Guidelines do not prescribe specific diversity criteria for selection of directors, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account diversity, including the personal characteristics (such as gender, ethnicity or age) and experience (such as industry, professional or public service) of current and prospective directors, when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints. The committee’s charter gives it responsibility to develop and recommend criteria for the selection of new directors to the Board, including but not limited to diversity, age, skills, experience, time availability and such other criteria as the committee shall determine to be relevant at the time.

The committee also considers the impact of any changes in the employment of existing directors. In this regard, if a director changes employment, ceases to be actively employed or experiences a substantial reduction in responsibility level with an employer, the director is required to submit a letter of resignation to the committee. The committee then reviews the director’s change of employment and determines whether the director’s continued service on the Board would be advisable as a result of such change. After completing this evaluation, the committee makes a recommendation to the full Board as to whether to accept the director’s resignation, and the Board makes a final determination of whether to accept the director’s resignation.

The committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. To date the committee has not engaged a third party to identify prospective nominees. The committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth below in Submitting Stockholder Proposals and Nominations for 2016 Annual Meeting.

Once the committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which

2015 NOTICE OF MEETING AND PROXY STATEMENT

may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of our stockholders;
•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and
•	the extent to which the prospective nominee contributes to the range of knowledge, diversity, skill and experience appropriate for the Board.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, will interview the prospective nominee in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to whether this prospective nominee and any other prospective nominees should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee. Our CEO, Mr. Reed, recommended our new nominee for director, Mr. Moore, to the committee.

New directors participate in an orientation program that includes discussions with senior management, their review of background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Majority Voting Standard for Director Elections

Our Corporate Governance Guidelines and Bylaws provide for a majority voting standard in uncontested director elections. Under these provisions, any director nominee in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present (with abstentions and broker non-votes not counted as votes cast either for or against such election). In addition, under our Corporate Governance Guidelines, each director agrees, by serving as a director or by accepting nomination for election as a director, that if while serving as a director he or she fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board, as described below. Any director nominee who is not an incumbent director who does not receive a majority vote will not be elected to the Board.

In the event any incumbent director nominee does not receive the requisite majority vote, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election and will make a recommendation regarding the director’s resignation to the full Board and will evaluate the resignation in light of the best interests of the company and its stockholders in determining whether to recommend accepting or rejecting the tendered resignation, or whether other action should be taken. Thereafter, the Board will act upon the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and will publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the certification of the election results. In such event, if the Board accepts the resignation, the nominee will no longer serve on the

2015 NOTICE OF MEETING AND PROXY STATEMENT

Board, and if the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.

Compensation Clawback

We expect that the SEC, in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will issue regulations regarding clawback policies in the foreseeable future. Following the adoption of such regulations in accordance with the Dodd-Frank Act, every public company will be required to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. In order to ensure full compliance with the SEC’s regulations, we intend to adopt our own formal clawback policy that will apply to our executive officers once such regulations have been implemented by the SEC.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for oversight of the company’s enterprise risk management function, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is made possible by a management report process that is designed to provide both visibility and transparency to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this regard, each committee meets in executive session with key management personnel and representatives of outside advisors (for example, our director of internal audit meets in executive session with the Audit Committee).

The areas of focus of the Board and its committees include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, compliance, political and reputational risks.

The Board and its committees oversee risks associated with their respective principal areas of focus, as outlined below:

Board/ Committee	Primary Areas of Risk Oversight
Board of Directors:	Enterprise risk management, including strategic, financial and execution risks associated with the annual operating plan and the long-term plan; major litigation and regulatory exposures; acquisitions and divestitures; senior management succession planning; and other current matters that may be material risks to the company.
Audit Committee:	Risks and exposures associated with financial matters, including financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity.
Nominating and CG Committee:	Risks and exposures relating to corporate governance and director succession planning.
Human Resources Committee:	Risks and exposures associated with leadership assessment, management succession planning and compensation programs.

We believe that the Board’s role in risk oversight is facilitated by the leadership structure of the Board. In this regard, we believe that, by combining the positions of Chairman of the Board and CEO, the Board gains a valuable perspective that combines the operational experience of a member of management with the oversight focus of a member of the Board. We also believe that the division of risk management-related roles among the company’s full

2015 NOTICE OF MEETING AND PROXY STATEMENT

Board, Audit Committee, Nominating and Corporate Governance Committee and Human Resource Committee as noted above fosters an atmosphere of significant involvement in the oversight of risk at the Board level and complements our risk management policies.

The Board, in executive sessions of non-management directors (which are presided over by the company’s independent Lead Director), also considers and discusses risk-related matters. This provides a forum for risk-related matters to be discussed without management or the Chairman of the Board and CEO present. The company’s Lead Director acts as a liaison between the company’s Chairman of the Board and CEO and the company’s independent directors to the extent that any risk-related matters discussed at these executive sessions require additional feedback or action.

In setting compensation, the Human Resources Committee also considers the risks to our stockholders that may be inherent in our compensation programs. We believe that our compensation programs are appropriately structured and provide for a suitable balance between long-term and short-term compensation and have an appropriate performance-based and “at risk” component. We also believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Restrictions on Hedging and Pledging of Company Stock

Our insider trading policy restricts our executive officers and directors from engaging in any transactions designed to hedge or otherwise offset any decrease in the fair market value of our equity securities. Our insider trading policy also prohibits executive officers and directors from pledging or otherwise encumbering a significant amount of equity securities (generally defined as the lesser of 0.50% of our outstanding equity securities or 10% of the equity securities owned by the individual) without prior approval of the Human Resources Committee.

Communications with the Board of Directors

Stockholders, employees and others interested in communicating with the Board (including non-management directors) may write to:

Ryman Hospitality Properties, Inc.

Attn: Corporate Secretary

One Gaylord Drive

Nashville, Tennessee 37214

The Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our corporate secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with our independent Lead Director (D. Ralph Horn), individual independent directors or the independent directors as a group by email at boardofdirectors@rymanhp.com.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Stock Ownership

The table below lists the beneficial ownership of our common stock as of March 18, 2015 (unless otherwise noted) by all directors, each of our NEOs, and the directors and executive officers as a group. The table also lists all institutions and individuals known to hold more than 5% of our common stock, as obtained from SEC filings. The percentages shown are based on outstanding shares of common stock as of March 18, 2015. Unless otherwise noted, the address for each person listed in the table is our principal office.

Beneficial Stock Ownership of Directors, Executive Officers and Large Stockholders Table

Name	Shares Owned(1)		Director Deferred Restricted Stock Units(2)	Stock Options Exercisable on or Prior to May 18, 2015	Total Shares Owned	% of Total Outstanding(3)
Colin V. Reed, NEO and Director	1,101,015	(4)	-	57,021	1,158,036	2.3%
Michael J. Bender, Director	3,395		16,739	12,196	32,330	*
E. K. Gaylord II, Director	138,944		45,974	12,196	197,114	*
D. Ralph Horn, Director	51,316		63,504	6,098	120,918	*
Ellen Levine, Director	18,525	(5)	-	12,196	30,721	*
Patrick Q. Moore, Director Nominee	-		-	-	-	*
Robert S. Prather, Jr., Director	3,960		14,786	-	18,746	*
Michael D. Rose, Director	100,143		21,883	6,098	128,124	*
Michael I. Roth, Director	29,215	(5)	-	12,196	41,411	*
Mark Fioravanti, NEO	130,536		-	12,045	142,581	*
Bennett Westbrook, NEO	26,838		-	-	26,838	*
Patrick Chaffin, NEO	9,342		-	-	9,342	*
Scott Lynn, NEO	7,866		-	-	7,866	*
All directors and executive officers (as a group)	1,602,768		162,886	117,850	1,885,175	3.7%
Vanguard Inc.	6,746,645	(6)	-	-	6,746,645	13.2%
GAMCO Investors, Inc.	6,167,889	(7)	-	-	6,167,889	12.0%
BlackRock, Inc.	3,654,281	(8)	-	-	3,654,281	7.1%
Sterling Capital Management LLC	2,937,281	(9)	-	-	2,937,281	5.7%

*	Less than one percent.
(1)	This column includes shares of common stock issuable upon the vesting of RSUs that will vest on or prior to May 18, 2015. For a listing of the RSUs held by NEOs, see Outstanding Equity Awards at 2014 Fiscal Year End below. For a listing of the RSUs held by non-employee directors, see Director Compensation below.
(2)	Represents RSUs awarded to directors which have vested but receipt has been deferred. Also includes RSUs issued in lieu of cash director fees to participating directors. Directors may elect to defer receipt of RSUs awarded under our equity incentive plan until either a specified date or the director’s retirement or resignation from the Board. This column reflects shares issuable to each director at the end of the applicable deferral period.

2015 NOTICE OF MEETING AND PROXY STATEMENT
(3)	In calculating the percentages of outstanding stock, each person’s stock options that are or will be exercisable prior to May 18, 2015 and each person’s RSUs that will vest on or prior to May 18, 2015 have been added to the total outstanding shares for such person’s calculation.
(4)	Includes 477,149 shares credited to Mr. Reed’s SERP, as defined in Nonqualified Deferred Compensation below. Mr. Reed does not have voting or investment power with respect to these shares, and his sole right is to receive these shares upon termination of employment in accordance with the terms of his employment agreement.
(5)	For Ms. Levine and Mr. Roth, includes 1,671 shares each issuable upon the vesting of RSUs on May 8, 2015.
(6)	Based on information in: Amendment Number 1 to Schedule 13G filed with the SEC on February 6, 2015 by Vanguard Specialized Funds—Vanguard REIT Index Fund, which has sole voting and dispositive power with respect to 3,408,399 shares; and Amendment Number 2 to Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, Inc., which has sole voting power with respect to 129,657 shares, shared voting power with respect to 9,400 shares, sole dispositive power with respect 6,677,938 shares and shared dispositive power with respect to 68,707 shares. The address for the reporting persons is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	Based on information in Amendment No. 42 to Schedule 13D filed with the SEC on June 20, 2014 jointly by GAMCO Investors, Inc. (“GBL”) and the following entities: GGCP, Inc. (“GGCP”); GGCP Holdings LLC (“Holdings”); Gabelli Funds, LLC (“Funds”); GAMCO Asset Management Inc. (“GAMCO”); Teton Advisors, Inc. (“Teton”); Gabelli Securities, Inc. (“GSI”); Gabelli & Company (“GC”); MJG Associates (“Associates”); Gabelli Foundation, Inc. (“Foundation”); MJG-IV Limited Partnership (“MJG-IV”); and Mario Gabelli. GGCP (which had sole voting and dispositive power with respect to 20,000 shares of common stock) makes investments for its own account and is the manager and member of Holdings, which is the controlling shareholder of GBL. GBL, a public company listed on the NYSE, is the parent company for a variety of companies engaged in the securities business, including those named below. GAMCO (which had sole voting power with respect to 4,625,440 shares of common stock and sole dispositive power with respect to 4,937,876 shares of common stock), a wholly-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940. GSI (which had sole voting and dispositive power with respect to 3,960 shares of common stock), a majority-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940 and serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts. Funds, a wholly owned subsidiary of GBL, is a limited liability company. Funds (which had sole voting power with respect to 27,800 shares of common stock and sole dispositive power with respect to 1,120,850 shares of common stock) is an investment adviser registered under the Investment Advisers Act of 1940 which provides advisory services for registered investment companies. Teton (which had sole voting and dispositive power with respect to 8,900 shares of common stock) is an investment adviser registered under the Investment Advisers Act of 1940 which provides discretionary advisory services to registered investment companies. Associates (which had sole voting and dispositive power with respect to 1,000 shares of common stock) provides advisory services to private investment partnerships and offshore funds. Mario Gabelli is the sole shareholder, director and employee of Associates. The Foundation (which had sole voting and dispositive power with respect to 12,500 shares of common stock) is a private foundation. Mario Gabelli is the Chairman, a Trustee and Investment Manager of the Foundation. Elisa M. Wilson is President of the Foundation. Mario Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mario Gabelli is also a member of Holdings. Mario Gabelli is the controlling shareholder of Teton. MJG-IV (which had sole voting and dispositive power with respect to 19,238 shares of common stock) is a family partnership in which Mario Gabelli is the general partner. Mario Gabelli has less than a 100% interest in MJG-IV. MJG-IV makes investments for its own account. Mario Gabelli disclaims ownership of the securities held by MJG-IV beyond his pecuniary interest. Mario Gabelli has sole voting and dispositive power with respect to 44,065 shares of common stock. The above reporting persons do not admit that they constitute a group. The address for all of the above reporting persons is One Corporate Center, Rye, New York 10580.
(8)	Based on information in Amendment No. 3 to Schedule 13G filed with the SEC on January 26, 2015 by BlackRock, Inc., which has sole voting power with respect to 3,551,573 shares and sole dispositive power with respect to 3,654,281 shares. The address for the reporting person is 40 East 2nd Street, New York, New York 10022.
(9)	Based on information in Amendment No. 1 to Schedule 13G filed with the SEC on January 26, 2015 by Sterling Capital Management LLC, which has sole voting and dispositive power with respect to 2,937,281 shares. Sterling Capital Management LLC is an investment adviser registered under the Investment Advisers Act of 1940. The address for the reporting person is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, North Carolina 28211.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Overview

Our executive compensation programs are designed to attract, retain and motivate qualified, knowledgeable and talented executives who are capable of performing their responsibilities. In designing our executive compensation programs, our goals are to ensure that:

•	A significant portion of the total compensation paid to each named executive officer, or NEO, is in the form of “at risk” pay in order to create proper incentives for our executives to achieve corporate and individual objectives and maximize stockholder value over the long-term;
•	A strong pay-for-performance philosophy synchronizes incentive payments with actual financial and business results relative to performance expectations;
•	Our pay decisions must be transparent to all stakeholders and tethered to sound governance measures; and
•	Total compensation opportunity throughout our organization should be market competitive to support recruitment and retention.

Our corporate objectives are to continue to increase funds available for distribution to our stockholders and to create long-term stockholder value. Consistent with these goals and objectives, the Human Resources Committee, which acts as our compensation committee, has developed and approved an executive compensation program providing for a range of compensation levels for our NEOs with the intent of rewarding strong performance and reducing compensation when our performance objectives are not achieved. Key components of our executive compensation program are:

•	Base Salary—Determined for each executive based on the executive’s experience and responsibilities.
•	Short-Term Cash Incentive Compensation—An annual cash incentive program designed to reward achievement of specific previously established financial (and in the case of our CEO, strategic) goals.
•	Long-Term Equity Incentive Compensation—Restricted stock unit, or RSU, awards designed to align the interests of our executives with our stockholders, consisting of a mix of:
•	performance-based RSUs that are earned based on a meaningful level of achievement of our total stockholder return, or TSR, performance over a designated performance cycle, relative to our peers; and
•	time-based RSUs that vest ratably over a designated vesting period.
•	Executive-Level Perquisites. We provide modest executive-level perquisites not generally payable to all employees.

Company Highlights—Total Stockholder Return

As shown in the table below, we have delivered significant value to our stockholders over the last one, three and five years, based on TSR.

2015 NOTICE OF MEETING AND PROXY STATEMENT

The following chart shows how a $100 investment in our common stock on December 31, 2009 would have grown to $358.58 on December 31, 2014, with dividends reinvested quarterly. The chart also compares the TSR of our common stock to the same investment in the S&P 500 Index and the FTSE NAREIT Equity REITs Index over the same period, with dividends reinvested quarterly.

	12/09	12/10	12/11	12/12	12/13	12/14
Ryman Hospitality Properties, Inc.	$100.00	$181.97	$122.23	$237.26	$271.25	$358.58
S&P 500	$100.00	$115.06	$117.49	$136.30	$180.44	$205.14
FTSE NAREIT Equity REITs	$100.00	$127.96	$138.57	$163.60	$167.63	$218.16

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Company Highlights—2014 Financial and Operating Highlights

We believe that our financial results in 2014 reflect the steps we took to address the transition-related challenges facing our Hospitality business segment, including the sales, marketing and profitability improvements we finalized with our operator, Marriott International, over the course of 2013 and 2014. Our strategic focus on the group meetings sector yielded significant benefits, as 2014 saw a significant strengthening of this industry segment. The continued investment in our Entertainment (Opry and attractions) business segment, combined with the popularity of Nashville as a tourist destination, led to material growth in this segment in 2014 (as compared to the prior year). Our 2014 financial and operating highlights include:

We Increased Company Revenues to New Highs in 2014

✓	Company Total Revenues—Our total revenues for 2014 were $1.04 billion, an increase of 9.1% from 2013. This represents the highest level of revenues in our history.
✓	Operating Segment Revenues—Each of our operating business segments contributed to this revenue growth in 2014:
•	Hospitality—Our Hospitality business segment revenue was $954.2 million, an increase of 8.6% from 2013.
•	Entertainment—Our Entertainment business segment revenue was $86.8 million, an increase of 14.2% from 2013.

We Saw Increased Levels of Profitability Across All Operating Segments in 2014

✓	Adjusted Funds from Operations—Our Adjusted Funds from Operations, or AFFO(1), was $199.9 million, an increase of 5.1% from 2013 (excluding tax-effected REIT conversion costs incurred in 2013). Our AFFO per basic share(1) was $3.93, an increase of 5.6% from 2013 (excluding tax-effected REIT conversion costs incurred in 2013).
✓	Hospitality Business Segment Adjusted EBITDA—Our Hospitality business segment generated Adjusted EBITDA(1) of $285.9 million, the highest level in our history and an increase of 16.7% from 2013. Our Hospitality business segment Adjusted EBITDA margin(1) was 30%, an increase of 2.1 basis points from 2013.
✓	Entertainment Business Segment Adjusted EBITDA—Our Entertainment business segment generated Adjusted EBITDA(1) of $27.5 million, the highest level in our history and an increase of 37% from 2013.

We Prudently Managed Our Balance Sheet and Increased Dividends to Stockholders in 2014

✓	Capital Activity—We continued to prudently manage our balance sheet, specifically:
•	We repurchased or retired all of our outstanding 3.75% convertible notes in 2014. We also were able to enter into agreements with the counterparties to the warrants issued as part of the convertible note transaction to repurchase these warrants. As a result of our efforts, we were able to avoid the dilution associated with the new shares of our common stock which would have been issued upon the maturity of the warrants in 2015.
•	We successfully obtained an additional $400 million term loan in June 2014 on favorable pricing and terms. We have no debt maturities until April 2017.
✓	Non-Core Asset Monetization—We were able to successfully monetize our economic interest in the income from the land underlying the new MGM casino project in National Harbor, Maryland (near our Gaylord National hotel) by selling our contract rights for $26.1 million.
✓	Increased Dividends—We continued our focus on returning capital to stockholders. We increased our quarterly cash dividend by 10% to $0.55 per share, declaring $112 million in dividends for fiscal 2014 (including the dividends paid in January 2015 to holders of record as of December 30, 2014).

We believe that, as a result of our efforts in 2014, we are better able to meet our corporate objectives of increasing funds available for distribution to our stockholders and creating long-term stockholder value.

(1)	AFFO, AFFO per basic share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see Appendix A.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Summary

The following table shows the 2014 compensation elements for our CEO:

The following table shows the 2014 compensation elements for our other NEOs (average):

(1)	Percentage of total compensation as calculated above is based on the 2014 base salary and the value of executive-level perquisites paid to the NEO which were not paid generally to all employees, the 2014 short-term incentive compensation award (assuming achievement at the target level (such award was ultimately paid at 150% of the “target” payout level for the NEOs, and additional discretionary awards in modest amounts were made to certain NEOs for their efforts to improve the operating performance of our hotel properties), as more fully described below), the grant date fair value of the performance-based RSU award granted on February 26, 2014 (assuming vesting at the target achievement level), and the grant date fair value of the time-based RSU award granted on February 26, 2014. Each compensation element is outlined in more detail in the 2014 Summary Compensation Table set forth on page 42 below.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Our Compensation Program

The key elements of the compensation program for our executive officers are:

Compensation Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2014 Decisions
Base Salary	• Fixed compensation. • Payable in cash. • Reviewed annually and adjusted when appropriate.	• Necessary to attract and retain qualified executives. • Compensate for roles and responsibilities.	• Level of responsibility. • Individual skills, experience and performance.	Each NEO received a slight increase in base salary increase in 2014. See page 31.
Short-Term Cash Incentive Compensation	• Variable compensation. • Payable in cash based on performance against annually established performance objectives. • Reviewed annually and adjusted when appropriate.	• Necessary to attract and retain qualified executives. • Motivate and reward executives.

• For 2014, AFFO was the financial goal for the plan and the only goal for all NEOs except Mr. Reed.

• Mr. Reed’s goals were based 75% on the AFFO financial goal and 25% on designated strategic objectives, as described below.

Based on performance relative to the financial goal (and, in the case of our CEO, performance relative to designated strategic objectives), the committee approved a payout at 150% of the “target” payout for each NEO. Modest amounts of additional discretionary cash incentive compensation were paid to Mr. Chaffin and Mr. Lynn. See page 32.
Long-Term Equity Incentive Compensation	• Variable compensation. • Performance-based RSUs vesting over a three-year performance period. • Time-based RSUs vesting ratably over four years.

• Motivate and reward executives.

• Aligns the interests of executives and stockholders and focuses the executives on long-term objectives over a multi-year period.

• Encourages retention through long-term vesting.

Performance-Based Awards

• RSUs vest based on TSR relative to designated peer groups over a 3-year performance period.

• Awards pay out at a range from 0% to 150% of target with no shares earned for performance below an applicable target.

Time-Based Awards

RSUs which vest in 25% increments over 4 years.

The mix of long-term equity incentive awards granted to NEOs in 2014 was 50% performance-based RSUs and 50% time-based RSUs. See page 34.
Other Benefits	• Fixed compensation. • Participation in broad-based plans at same cost as other employees. • Certain executive-level perquisites not paid generally to our other employees.	• Allow senior executives to participate in broad-based employee benefit programs. • Provide competitive benefits to promote the health and well-being of our executive officers.	• Level of benefits provided to all employees. • Market practice.	Our NEOs received only modest executive-level perquisites in 2014. See page 36.

2015 NOTICE OF MEETING AND PROXY STATEMENT

2014 Compensation Decisions

Our Human Resources Committee (which functions as our compensation committee) annually reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall compensation philosophy and to compare our compensation programs to our peers. The committee also oversees our compensation programs.

Compensation Peer Group

For 2014, the committee used a compensation peer group of the following 11 companies:

American Campus Communities, Inc.	Mid-America Apartment Communities, Inc.
Ashford Hospitality Trust, Inc.	Post Properties, Inc.
Colonial Properties Trust	RLJ Lodging Trust
Diamondrock Hospitality Co.	Strategic Hotels & Resorts, Inc.
Kilroy Realty Corp.	Sunstone Hotel Investors, Inc.
LaSalle Hotel Properties

These companies were selected based on their industry focus and their status as a REIT, enterprise value, revenue size and debt to capital ratio. There were no changes to this peer group in 2014 from 2013.

The committee annually determines whether our overall executive compensation program is consistent with our business strategy and promotes our compensation philosophy. In determining target total annual compensation for each NEO, the committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, information with respect to the peer group set forth above, proprietary and publicly available compensation surveys and data with respect to REITs and other public companies provided by AonHewitt, and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to our corporate performance, job tenure and future potential.

The committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and non-cash compensation or short-term and long-term compensation. In addition, the committee uses proprietary and publicly available compensation surveys and data with respect to REITs and other public companies provided by our compensation consultant, AonHewitt, to obtain a general understanding of current compensation practices, including to confirm that the target total compensation opportunity for our executive officers is at a market-competitive level. The committee does not specifically target or benchmark any element of compensation or the total compensation payable to NEOs based on these factors.

Base Salary

Base salary is designed to compensate our NEOs for their roles and responsibilities and to provide a secure level of guaranteed cash compensation. We have agreements with Mr. Reed, Mr. Fioravanti and Mr. Westbrook that provide for a minimum base salary. We also have severance agreements with Mr. Chaffin and Mr. Lynn that do not provide for any minimum base salary.

Each NEO’s base salary was set based on:

•	the executive’s roles and responsibilities; and
•	the executive’s skills, experience and performance.

In 2014, base salary represented approximately 19% of our CEO’s total compensation package and (on average) approximately 31% of our other NEOs’ total compensation package (calculated in the manner described on page 29). The committee annually reviews the base salaries of each NEO. Adjustments are made based on individual performance and changes in roles and responsibilities.

At its February 26, 2014 meeting, the committee reviewed the existing base salaries and perquisites for our NEOs. Specifically, the committee considered the fact that no NEO had received an increase in base salary for the 2013 fiscal year from 2012. The committee also considered the meaningful reductions in base salary (a 26.4% reduction for Mr. Reed, a 1.2% reduction for Mr. Fioravanti, and a 1% reduction for Mr. Westbrook) and cash perquisites (a reduction of $29,400 per year for Mr. Reed and a reduction of $15,000 per year for Mr. Fioravanti and for Mr. Westbrook) that these NEOs voluntarily initiated, which became effective as of January 1, 2013, in connection with our REIT conversion. The committee also considered Mr. Reed’s current base pay as compared to similar positions at peer companies.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Based on its review of the factors described above, the committee determined that the base salary amounts for the NEOs should be set at the following levels:

	2014 Base Salary ($)	% Change from 2013 Base Salary
Colin Reed	725,000	8.2%
Mark Fioravanti	437,500	3.0%
Bennett Westbrook	311,100	1.9%
Patrick Chaffin	257,500	3.0%
Scott Lynn	247,200	3.0%

Short-Term Cash Incentive Compensation

We provide annual cash incentive compensation designed to reward achievement of specific previously established short-term financial and strategic goals.

2014 Performance Goals

For 2014 the committee determined that the NEOs would have the opportunity to earn the following percentage of their base salary based on the achievement of AFFO goals (and, in the case of Mr. Reed, designated strategic objectives) described below:

	Threshold Level	Target Level	Stretch Level
Mr. Reed	75%	150%	300%
Mr. Fioravanti	50%	100%	200%
Mr. Westbrook	37.5%	75%	150%
Mr. Chaffin	37.5%	75%	150%
Mr. Lynn	37.5%	75%	150%

The percentage of salary awarded for performance falling between the threshold and target achievement levels and the target and stretch achievement levels was to be based on AFFO using straight-line interpolation. In 2014, assuming performance at the target level of achievement, short-term cash incentive compensation represented approximately 28% of our CEO’s total compensation package and (on average) approximately 25% of our other NEOs’ total compensation package (calculated in the manner described on page 29).

In 2014, the performance targets, measured using AFFO as defined by the committee pursuant to the terms of our omnibus incentive plan, were:

•	Threshold Performance Goal: AFFO of $157.4 million.
•	Target Performance Goal: AFFO of $189.4 million.
•	Stretch Performance Goal: AFFO of $220.0 million.

The committee selected AFFO as the performance metric because it is a measure of our operations without regard to specified non-cash items which we believe are not indicative of the performance of our underlying hotel properties, and as such AFFO is one of the principal tools used by our management and the investment community in evaluating our financial performance as a REIT. These performance levels were set by the committee at the beginning of 2014 after thorough discussion with management regarding our anticipated financial performance. In choosing this goal, the committee considered the general economic climate expected in 2014, the expected conditions in the hospitality industry and our expected financial performance, including the guidance for 2014, as reflected in our earnings release issued in the first quarter of 2014. The committee intended the target performance goal to be a challenging level of achievement. The committee attempted to set the threshold, target and stretch performance goals to ensure that the relative level of difficulty of achieving these performance levels would be generally consistent with prior years.

The awards to the NEOs (other than Mr. Reed) were based solely on our level of achievement of AFFO. The award to Mr. Reed was based 75% on our achievement of AFFO and 25% on our achievement of the strategic objective, approved in advance by the committee, of achieving effective capital allocation and balance sheet management, specifically including refinancing our existing indebtedness with near-term maturities.

When the committee established these targets at the beginning of 2014, it made a determination to adjust AFFO for the year to exclude losses or expense related to certain extraordinary, non-recurring events or occurrences as set forth in our omnibus incentive

2015 NOTICE OF MEETING AND PROXY STATEMENT

plan (and that the committee would have the discretion whether to exclude any such items of income or gain). In addition, under the terms of our omnibus incentive plan, the committee may exercise negative discretion in determining the final amounts of the short-term cash incentive awards payable at any given level of performance to ensure that such awards accurately reflect our actual performance. The committee also had the option of lowering the amount of, or not awarding, annual cash incentive compensation otherwise payable to an executive under the plan for 2014 if the executive did not attain a minimum-level annual performance rating under the company’s employee evaluation program, which is a prerequisite to receiving cash incentive compensation under the plan.

2014 Short-Term Incentive Compensation Awards

In analyzing our results for purposes of determining the level of achievement under the short-term incentive compensation plan, the committee reviewed our operating and financial results for 2014.

In making its determination, the committee made note of the financial and operating highlights described above, particularly:

•	The time and effort we spent working jointly with Marriott International during 2014 to improve performance in key areas such as sales, marketing and cost savings initiatives. The committee believed that these efforts were a primary driver behind the Hospitality business segment’s improved revenue and Adjusted EBITDA, which were substantial increases from 2013 results.
•	The improvements in the revenues and Adjusted EBITDA associated with our Entertainment business segment, which were substantial increases from 2013 results.
•	Our efforts to prudently manage our balance sheet in 2014, as evidenced by the repurchase and retirement of all our outstanding 3.75% convertible notes, avoiding the potential dilution from the warrants associated with these convertible notes and the successful completion of our new $400 million term loan.
•	The successful monetization of our economic interest in the income from the land underlying the new MGM casino project in National Harbor, Maryland (near our Gaylord National hotel) in exchange for $26.1 million.
•	Our continued focus on returning capital to our stockholders, as evidenced by the 10% dividend increase in 2014, which resulted in the declaration of $112 million in dividends on our common stock with respect to the 2014 fiscal year (including the fourth quarter dividend paid in early 2015 to holders of record as of December 29, 2014).

The committee determined that the company’s AFFO for purposes of our short-term cash incentive plan was $226 million, which represented AFFO as reported without giving effect to the exclusion of the $26.1 million gain on the sale of the economic interest in the income from the land underlying the new MGM casino project near our Gaylord National hotel as described above. Under the terms of our omnibus incentive plan, the committee had the discretion to exclude such $26.1 million gain in light of its non-recurring nature; however, based on its review, the committee determined that it would be appropriate (as permitted by the terms of the omnibus incentive plan plan) not to exclude this gain from the committee’s calculation of AFFO for purposes of the omnibus incentive plan since the gain was attributable to a multi-year effort on the part of our management team to monetize this asset and since this gain would (upon the payment of amounts due from the purchaser of the economic interest) ultimately represent the company’s receipt of $26.1 million in cash in exchange for its interest.

The company’s AFFO of $226 million for purposes of the short-term cash incentive plan exceeded the “stretch” (i.e., maximum) performance goal of $220 million. This resulted in a payout level under the plan equal to 150% of the “target” payout level for all NEOs other than Mr. Reed. The committee also determined that Mr. Reed had met the individual strategic performance objectives described above, which combined with the AFFO achievement level described above resulted in a payout level equal to 150% of the “target” payout level for Mr. Reed.

The committee also determined that certain of the NEOs should receive additional discretionary cash incentive compensation, in an amount listed below, due to their efforts to improve the operating performance of our hotel properties in 2014. The committee also reviewed the annual performance rating of each NEO and determined that each NEO met the minimum level performance rating.

2015 NOTICE OF MEETING AND PROXY STATEMENT

As a result, the committee approved the following short-term cash incentive compensation awards:

	Cash Incentive Plan Short-Term Cash Incentive Compen- sation ($)	Discretion- ary Short- Term Cash Incentive Compen- sation ($)	Total Short- Term Cash Incentive Compen- sation(1) ($)
Mr. Reed	2,137,932	-	2,137,932
Mr. Fioravanti	869,771	-	869,771
Mr. Westbrook	464,594	-	464,594
Mr. Chaffin	383,723	16,277	400,000
Mr. Lynn	368,374	1,626	370,000

(1)	The estimated “threshold,” “target” and “stretch” payout levels for each NEO established under the short-term cash incentive plan for 2014 are listed in Grants of Plan-Based Awards below.

2014 Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation plan is designed to align the interests of our NEOs and stockholders and focus our NEOs on long-term objectives over a multi-year period. Long-term equity incentive awards are also intended to attract and retain our NEOs through long-term vesting. In 2014, long-term equity incentive compensation represented approximately 51% of our CEO’s total compensation package and (on average) approximately 42% of our other NEOs’ total compensation package (calculated in the manner described on page 29).

Long-Term Equity Incentive Compensation Plan Components

Our long-term equity incentive plan components are:

Performance-Based RSUs:

•	Vest over a three-year period based on our TSR over the award cycle, as compared to our peers.
•	Awards settled in stock, with cash dividends on RSUs being paid only upon RSUs that ultimately vest upon the achievement of performance goals.
•	Granted only to the NEOs and senior executives.

Time-Based RSUs:

•	Vest in equal amounts over four years, beginning one year after the grant date.
•	Awards settled in stock, with dividends on RSUs held by our NEOs being paid in additional RSUs only upon RSUs that ultimately vest.
•	Granted to the NEOs, as well as to other eligible employees.

2014 Long-Term Equity Incentive Compensation Awards

For 2014, the committee discussed with AonHewitt the most appropriate way to motivate and retain our executives. The committee felt it was important to provide for continuity of management following our REIT conversion, especially in light of the continued discussions with Marriott International regarding the sales, marketing and profitability improvements undertaken over the course of 2013 and 2014. The committee also believed it was important to use RSU awards instead of stock options to better align the interests of our executives with our stockholders, to encourage executive retention and to conform to compensation practices in the REIT industry.

As a result of these discussions, the committee decided to structure long-term equity incentive compensation awards in 2014 as a combination of performance-based RSUs and time-based RSUs. The determination of the number of RSUs to award to each NEO was based on a number of factors including but not limited to corporate and individual performance, historical grants and competitive practices.

On February 26, 2014, the committee made the following long-term incentive compensation awards to the NEOs:

	Performance- Based RSU Awards(1) (#)	Time- Based RSU Awards(2) (#)
Colin Reed	23,750	23,750
Mark Fioravanti	10,000	10,000
Bennett Westbrook	3,808	3,808
Patrick Chaffin	3,750	3,750
Scott Lynn	3,750	3,750

(1)	The performance-based RSUs will vest on February 26, 2017 only to the extent that the designated goals under these awards as established by the committee (described below) are achieved. The amounts set forth above represent the number of RSUs that will vest assuming achievement of the “target” performance level.
(2)	The time-based RSUs vest ratably over four years, beginning on February 26, 2015.

2015 NOTICE OF MEETING AND PROXY STATEMENT

2014 Performance-Based RSU Awards (2014-2016 Performance Period)

The amount of the performance-based RSUs which will ultimately vest on February 26, 2017 will be determined by comparing our TSR performance during the performance period (January 1, 2014 – December 31, 2016) relative to the median of the TSR performance of the following two peer groups, weighted equally: (1) companies within the FTSE NAREIT Lodging Resorts Index selected by the committee(1); and (2) our 2014 compensation peer group listed above (collectively, the “Performance Peer Groups”).

Specifically, the awards will vest as follows:

Company TSR Performance	% of Award Vesting
Greater than 15 percentage points above the median TSR performance of the Performance Peer Group	150%
Equal to the median TSR performance of the Performance Peer Group	100%
15 percentage points below the median TSR performance of the Performance Peer Group	50%
Greater than 15 percentage points below the median TSR performance of the Performance Peer Group	0%

If the performance achieved falls in between the established performance goal levels, the percentage of the award earned by the NEO will be determined using straight-line interpolation and rounding to the nearest full share. The awards also provide that if our TSR is negative, on an absolute basis, the committee may, in its discretion, reduce by 25% the number of awards ultimately vesting. In no event will the final value of the award exceed 500% of the fair market value of our common stock on the grant date of February 26, 2014. The committee believes that limiting the maximum value of the award ensures the NEOs are not disproportionally awarded for performance.

The committee also retains the discretion to re-evaluate the Performance Peer Groups for each fiscal year to take into account changes to the composition of the Performance Peer Groups (i.e., corporate changes such as mergers or delistings), or to otherwise modify the terms of the award to take into account such other factors which the committee in its sole discretion may determine. The committee has not exercised this discretion except to reflect certain corporate changes in the peer group companies.

The committee believed the amount of these awards was appropriate given our compensation philosophy and objectives, specifically noting that achievement of greater than “target” level performance would have also resulted in higher than average TSR to our stockholders, as compared to our peers. In 2014, performance-based RSUs represented approximately 24% of our CEO’s total compensation package and (on average) approximately 20% of our other NEOs’ total compensation package (calculated in the manner described on page 29).

2014 Time-Based RSU Awards

The time-based RSUs vest ratably over four years, beginning on February 26, 2015. The committee believed the amount of these awards was appropriate given our compensation philosophy and objectives, including the need to retain our executives. In 2014, time-based RSUs represented approximately 27% of our CEO’s total compensation package and (on average) approximately 22% of our other NEOs’ total compensation package (calculated in the manner described on page 29).

Vesting of 2012 Performance-Based RSU Awards in February 2015 (2012-2014 Performance Period)

In February 2012 (prior to our conversion to a REIT) we awarded performance-based RSUs to Mr. Reed, Mr. Fioravanti and Mr. Westbrook, which ultimately were to vest based on the company’s TSR performance over the 3-year award cycle (2012-2014),

(1)	The lodging companies selected by the committee were Ashford Hospitality Prime, Inc., Ashford Hospitality Trust, Inc., Chatham Lodging Trust, Chesapeake Lodging Trust, Diamondrock Hospitality Co., FelCor Lodging Trust Inc., Hersha Hospitality Trust, Hospitality Properties Trust, Host Hotels & Resorts, Inc., LaSalle Hotel Properties, Pebblebrook Hotel Trust, RLJ Lodging Trust, Strategic Hotels & Resorts, Inc., Summit Hotel Properties, Inc. and Sunstone Hotel Investors, Inc.

2015 NOTICE OF MEETING AND PROXY STATEMENT

as compared to the TSR for the Russell 2000 Index during the same performance period. Specifically, the awards were to vest as follows:

Company TSR Performance	% of Award Vesting
Equal to or greater than the 75th percentile of the TSR for the Russell 2000 Index	150%
Equal to or greater than the 50th percentile of the TSR for the Russell 2000 Index	100%
Equal to or greater than the 33rd percentile of the TSR for the Russell 2000 Index	50%
Less than the 33rd percentile of the TSR for the Russell 2000 Index	0%

Our TSR over the performance period was at the 89th percentile of the TSR for the Russell 2000 Index. As a result, the 2012 performance-based RSUs ultimately vested at the 150% level in February 2015 as follows:

2012 Performance- Based RSU Awards Vesting in February 2015 (#)
Colin Reed	78,200
Mark Fioravanti	15,995
Bennett Westbrook	7,109

Benefits and Perquisites

Our benefit programs are based upon an assessment of competitive market factors and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost as other employees. These plans include a tax qualified 401(k) savings plan (with matching contributions equal to 4% of a participant’s pay), health and dental plans and various disability and life insurance plans.

We also provide the following additional executive-level perquisites to our NEOs and other designated senior executives:

•	Supplemental Deferred Compensation Plan. Eligible executive officers, including NEOs, may participate in an unfunded, unsecured, supplemental deferred compensation plan, or SUDCOMP, with a company matching component. Details about our SUDCOMP may be found under Other Compensation Information—Nonqualified Deferred Compensation on page 48.
•	Supplemental Insurance Programs. Additional life and disability insurance is provided for our senior executives, including the NEOs.

Our directors, NEOs and other employees routinely use commercial air service for business travel, and we generally reimburse them only at the coach or business class rate. Although we no longer own a corporate airplane (we sold our corporate predecessor’s airplane in August 2014), we do maintain a limited aircraft program to provide our executives with timely and cost-effective travel alternatives in connection with our business activities. We do not operate any aircraft, own or lease a hangar or employ pilots. Instead, we have purchased a fractional interest in an aircraft. We pay a fixed monthly fee, plus a variable charge for hours actually flown. Our directors, NEOs and other employees use this aircraft for selected business trips when commercial air service is unavailable or otherwise impractical, based on the availability and cost of commercial air service, the travel time involved, the number of employees traveling and the need for flexible travel arrangements. All travel under this program must be approved by our CEO.

Mr. Reed’s employment agreement provides that he is entitled to a limited amount of personal aircraft usage on an annual basis. We also make the aircraft available to our other executives for limited personal use, which is typically limited to permitting the executive’s spouse or other family member to accompany the executive on required business travel. We believe allowing limited personal use of our aircraft program serves to reduce our executives’ personal travel time and to increase the time they can conduct company business on our behalf.

For more information about this perquisite, and amounts reported as income in 2014 for each NEO, see the All Other Compensation table on page 43.

The executive-level perquisites we provide to our NEOs described above are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain qualified executives. These executive-level

2015 NOTICE OF MEETING AND PROXY STATEMENT

perquisites represented approximately 2% of our NEOs’ total compensation package (calculated in the manner described on page 29).

As part of our REIT restructuring transactions in 2012, Mr. Reed, Mr. Fioravanti and Mr. Westbrook voluntarily agreed to amend their employment agreements to remove the car allowance and annual financial planning cash perquisites previously paid to them. The severance agreements for Mr. Chaffin and Mr. Lynn do not provide for any perquisites.

When we recruited Mr. Reed to join our company in 2001, we agreed to pay Mr. Reed a retirement benefit pursuant to a Custom Mid-Career Supplemental Employee Retirement Plan, or SERP. This benefit, which is described in Other Compensation Information—Nonqualified Deferred Compensation below, was in the committee’s view essential to attracting Mr. Reed to employment with us and has also proved valuable in securing his extended employment. The company has fully satisfied its funding obligations under the SERP by previously paying, in total, $3.5 million to Mr. Reed’s SERP account (as described below), and the current balance in Mr. Reed’s SERP account in excess of such amount is attributable to investment gains and losses associated with the assets in the SERP account (currently shares of our common stock).

Other Compensation Information

Stock Ownership and Retention Guidelines

The committee has adopted stock ownership guidelines for our senior executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in our company, thereby linking their interests with those of our stockholders. These guidelines provide that within five years of becoming a senior executive, each executive must own (by way of shares owned directly or indirectly (including through our 401(k) plan) and shares represented by unvested time-based RSUs, but not including unexercised stock options or performance-based RSUs) common stock, with a value of either five times (5x) base salary for Mr. Reed, three times (3x) base salary for Mr. Fioravanti, and two times (2x) base salary for the other NEOs and other executives subject to these guidelines. The guidelines also provide that if an executive is not currently in compliance with this guideline (regardless of the compliance grace period), the executive must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs or the exercise of stock options.

As of January 31, 2015 (the annual compliance date) all of the NEOs were in compliance with the guidelines, as follows:

	Required Ownership as of January 31, 2015	Shares Owned
Colin Reed	66,029	1,117,071(1)
Mark Fioravanti	23,907	140,018(2)
Bennett Westbrook	11,333	30,203(2)
Patrick Chaffin	9,381	17,369(2)
Scott Lynn	9,005	13,653(2)

(1)	Includes 477,149 shares credited to Mr. Reed’s SERP and 101,261 shares of common stock issuable upon the vesting of time-based RSUs.
(2)	Includes the following number of shares of common stock issuable upon the vesting of time-based RSUs: Mr. Fioravanti: 28,814; Mr. Westbrook: 11,674; Mr. Chaffin: 10,205; and Mr. Lynn: 8,091.

Post-Termination Benefits

The committee believes that severance and change of control benefits assist in attracting and retaining qualified executives. The committee believes these benefits have proven particularly important in providing for continuity of management during the period following our REIT conversion and transition-related efforts. The levels of payments and benefits upon termination were set to be at a market-competitive level based upon each executive’s experience and level in the organization.

Mr. Reed, Mr. Fioravanti and Mr. Westbrook have employment agreements that provide for cash severance payments and certain other benefits if termination occurs without “cause” or if the executive leaves for “good reason” (as defined in their employment agreement). These agreements also provide for cash compensation and certain other benefits in the event of termination following a “change of control” of the company (i.e., a “double trigger”). Mr. Chaffin and Mr. Lynn have severance agreements that provide for cash compensation and certain other benefits only in the event of termination following a “change of control” of the company (i.e., a “double trigger”).

2015 NOTICE OF MEETING AND PROXY STATEMENT

In addition, no tax gross-ups are provided in connection with any severance payments to our NEOs. Information regarding these payments, including a definition of key terms and the amount of benefits that would have been received by our NEOs had termination occurred on December 31, 2014, is found under Potential Payments on Termination or Change of Control on page 50.

Tax Deductibility Policy

The committee’s policy is to consider the tax treatment of compensation paid to our executive officers with appropriate rewards for their performance. Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for their compensation in excess of $1.0 million paid to their chief executive officers and certain of their other executive officers unless designated performance and other requirements are met. We generally intend to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. We believe that a substantial portion of our current executive compensation (including the short-term cash incentive compensation and performance-based RSUs granted to our NEOs as described above) satisfies the requirements for exemption from the $1.0 million deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be fully deductible.

Because we qualify as a REIT for Federal income tax purposes, we expect to distribute at least 100% of our net taxable income each year and therefore will not pay Federal income tax on our REIT taxable income. As a result, based on the level of cash compensation paid to our executive officers, we do not expect that the possible loss of a Federal income tax deduction would materially impact our income tax liability. The committee will continue to monitor the tax and other consequences of our executive compensation programs as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals.

Equity Grant Practices

Our omnibus incentive plan allows the committee to grant various types of equity awards to any eligible employee, including the NEOs. Annual equity awards to executives are approved by the committee and occur on the date of our first quarterly committee meeting of each year. Consistent with the terms of our omnibus incentive plan, the committee has also delegated to the CEO the authority to make limited equity grants to new members of our management team, which are then ratified by the committee.

These awards are granted pursuant to a formula based on a specified dollar amount, with the number of shares for each RSU award determined by dividing the dollar amount by the closing market price of our stock on the date immediately prior to the grant date. Annual RSU awards for directors are approved by the committee and are granted on the date the director is elected or appointed to the Board. These awards are granted pursuant to a formula based on a specified dollar amount, with the number of shares for each RSU grant determined by dividing the dollar amount by the closing market price of our stock on the date immediately prior to the grant date.

Role of the Human Resources Committee and Management

The committee awards compensation to our NEOs and other executives consistent with our philosophy that compensation paid to our executives be fair, reasonable and competitive. The committee establishes and monitors compliance with our compensation philosophy, and the committee also oversees the development and administration of our compensation programs. Our management is responsible for the administration of our compensation programs once approved by the committee.

The committee makes all compensation decisions with respect to our NEOs, which are ratified by our Board. Our CEO annually reviews the performance of, and provides compensation recommendations for, each NEO (other than the CEO). In the case of the CEO, the CEO provides the committee with a self-assessment of his performance.

The committee then reviews these items and discusses and approves compensation for each NEO based on the considerations previously discussed. For a complete description of the committee’s members and its responsibilities, as well as information regarding the authority of our CEO to make limited equity grants to new members of our

2015 NOTICE OF MEETING AND PROXY STATEMENT

management team, see Committees of the Board on page 18. You may also view the committee’s charter on our website at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page).

Role of the Compensation Consultant

The committee has retained AonHewitt as its outside compensation consultant since 2013. During 2014, AonHewitt regularly attended committee meetings and reported directly to the committee on matters relating to compensation for our executives. During 2014 the committee requested that AonHewitt:

•	Analyze the compensation for our NEOs and other executives and assess how target and actual short-term incentive compensation aligned with our compensation philosophy and objectives.
•	Develop recommendations for the committee on the size and structure of long-term incentive compensation awards.
•	Assist the committee in the review of this proxy statement and this Compensation Discussion and Analysis.
•	Provide the committee with ongoing advice and counsel on market compensation practices, trends and legal and regulatory changes and their impact on our compensation programs.

Advisory Vote on Executive Compensation

At our annual meeting in May 2014, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. In our say-on-pay vote, 88% of the stockholder votes, excluding broker non-votes, were cast in favor of the say-on-pay resolution. As the committee reviewed our compensation practices, it was mindful of the level of support our stockholders had previously expressed for our compensation programs, including our “pay for performance” philosophy and emphasis on variable compensation. The committee intends to continue to consider the outcome of future advisory say-on-pay votes when making executive compensation decisions.

2015 NEO Compensation

At its February 24, 2015 meeting, the committee reviewed and approved the compensation to be paid to the NEOs for 2015, in light of our compensation philosophy described above.

Base Salary

The committee determined that base salaries for 2015 should be increased to meet the objectives previously discussed, and the other matters described above.

	2015 Base Salary ($)	% Increase from 2014 Base Salary
Colin Reed	800,000	10.3%
Mark Fioravanti	475,000	8.6%
Bennett Westbrook	320,433	3.0%
Patrick Chaffin	280,000	8.7%
Scott Lynn	270,000	9.2%

Short-Term Cash Incentive Compensation

The committee also established criteria for short-term cash incentive compensation pursuant to our omnibus incentive plan.

Each NEO will have the opportunity to earn the following percentage of their base salary based on the level of achievement of AFFO as defined by the committee pursuant to the terms of the omnibus incentive plan (and, in the case of Mr. Reed, designated strategic objectives):

	Threshold Level	Target Level	Stretch Level
Colin Reed	75%	150%	300%
Mark Fioravanti	50%	100%	200%
Bennett Westbrook	37.5%	75%	150%
Patrick Chaffin	37.5%	75%	150%
Scott Lynn	37.5%	75%	150%

2015 NOTICE OF MEETING AND PROXY STATEMENT

The committee set the AFFO “target” performance goal at our projected AFFO level for 2015 based upon our financial projections for the year, as the committee believes achieving this goal will represent a significant step in meeting our financial and strategic objectives. In making determinations of the desired “threshold,” “target” and “stretch” (i.e., maximum) performance goals, the committee also considered the general economic and operating climate we are likely to face in 2015. In setting these goals, the committee attempted to set performance goals to ensure that the relative level of difficulty of achieving these levels was consistent with prior years.

When the committee established these targets at the beginning of 2015, it made a determination to adjust AFFO for the year to exclude losses or expenses related to certain extraordinary, non-recurring events or occurrences as set forth in our omnibus incentive plan (and that the committee would have the discretion whether to exclude any such items of income or gain). In addition, under the terms of our omnibus incentive plan, the committee may exercise negative discretion in determining the final amounts of the short-term cash incentive awards payable at any given level of performance to ensure that such awards accurately reflect our actual performance. The committee can also lower the amount of, or not award, annual cash incentive compensation otherwise payable to an officer under the plan for 2015 if the officer does not attain a minimum-level annual performance rating, which will continue to be a prerequisite to receiving cash incentive compensation under the plan.

Long-Term Equity Incentive Compensation

The committee also made the following long-term equity incentive compensation awards to the NEOs:

	Performance- Based RSU Awards(1) (#)	Time- Based RSU Awards(2) (#)
Colin Reed	17,059	17,989
Mark Fioravanti	6,077	6,409	(3)
Bennett Westbrook	2,733	2,882
Patrick Chaffin	1,791	4,407	(4)
Scott Lynn	1,727	4,249	(4)

(1)	Up to 150% of the performance-based RSUs listed above will vest on March 15, 2018 based on our TSR performance over the three-year award cycle (January 1, 2015 – December 31, 2017) relative to the median of the TSR performance of the Performance Peer Groups set forth above.
(2)	The time-based RSUs vest ratably over four years, beginning on March 15, 2016.
(3)	In connection with Mr. Fioravanti’s appointment as President of the company, effective as of March 1, 2015, he received an additional grant of 8,545 time-based RSUs, which will vest 50% on March 15, 2018 and 50% on March 15, 2019.
(4)	Includes, in the case of Mr. Chaffin, an award of 2,518 RSUs, and in the case of Mr. Lynn, an award of 2,428 RSUs, specifically granted to aid in retention of the NEO.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Human Resources Committee Report

The following report of the Human Resources Committee does not constitute soliciting material and should not be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report herein.

The Human Resources Committee (which functions as our compensation committee), comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the company’s management. Based on its review and these discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials.

Human Resources Committee:

Michael I. Roth, Chairman

D. Ralph Horn

Ellen Levine

2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation

The Summary Compensation Table below shows compensation information about our principal executive officer, our principal financial officer and the three other most highly compensated executive officers as of December 31, 2014 other than our principal executive officer and principal financial officer. As required by SEC rules, the compensation amounts listed below include non-cash items such as the value of equity awards (some of which are performance-based and may or may not ultimately be earned).

2014 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compen- sation(5) ($) (g)	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation(8) ($) (i)	Total ($) (j)
Colin Reed(6) Chairman, CEO & President	2014	712,445	-	1,904,750	-	2,137,932	-	64,472	4,819,599
	2013	670,149	70,375	2,056,200	-	929,625	-	60,422	3,786,771
	2012	910,000	-	3,063,720	1,023,480	2,000,000	-	111,434	7,108,634
Mark Fioravanti(6) EVP & Chief Financial Officer	2014	434,945	-	802,000	-	869,771	-	35,524	2,142,240
	2013	425,198	50,000	715,200	-	382,500	-	34,165	1,607,063
	2012	425,385	-	626,670	209,943	650,000	-	45,461	1,957,459

Bennett Westbrook(7) SVP, Development	2014	309,830	-	305,402	-	464,594	-	27,747	1,107,573
	2013	305,183	-	268,200	-	205,875	-	26,189	805,547

Patrick Chaffin(7) SVP, Asset Management	2014	255,907	16,277	300,750	-	383,723	-	9,316	965,973
	2013	250,178	25,000	134,100	-	112,500	-	8,499	530,277

Scott Lynn(7) SVP & General Counsel	2014	245,676	1,626	300,750	-	368,374	-	19,175	935,601
	2013	240,149	25,000	134,100	-	108,000	-	13,923	521,172

(1)	Amounts shown are not reduced to reflect the NEO’s contributions to our 401(k) plan or elections to defer receipt of salary under our SUDCOMP plan. Amounts shown are the amounts actually paid to the NEO during the year and reflect, to the extent applicable, any changes in the base salary during the year.
(2)	Represents a discretionary bonus award paid to the NEO in recognition of their contributions in 2014 and 2013. See Compensation Discussion and Analysis—2014 Compensation Decisions for a discussion of the amounts paid in 2014. Cash incentive compensation paid to each NEO pursuant to our short-term cash incentive compensation plan is reflected in the column above entitled Non-Equity Incentive Plan Compensation.
(3)	Represents a non-cash amount equal to the grant date fair value of the RSU award to the NEO, determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures. See Note 6 to our consolidated financial statements for the three years ended December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015, for the assumptions made in determining grant date fair value.
(4)

Represents a non-cash amount equal to the grant date fair value of the stock option award to the NEO, determined in accordance with FASB ASC Topic 718 based on the Black-Scholes-Merton option pricing formula. See Note 6 to our consolidated financial

2015 NOTICE OF MEETING AND PROXY STATEMENT
statements for the three years ended December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015, for the assumptions made in determining grant date fair value.
(5)	Represents amounts paid under our short-term cash incentive compensation plan.
(6)	Effective March 1, 2015, Mr. Fioravanti was appointed to the position of President of the company. Following this appointment, Mr. Reed continues to serve as the company’s Chairman and Chief Executive Officer.
(7)	Compensation for Mr. Westbrook, Mr. Chaffin and Mr. Lynn is provided only for 2013 and 2014 because such individuals were not NEOs in 2012.
(8)	The table below lists the components of the All Other Compensation amount for each NEO listed above:

Name	Company Match to 401(k) Plan ($)(a)	Company Match to SUDCOMP Plan ($)(b)	Group Term Life ($)(c)	Executive LTD ($)(d)	Other ($)(e)	Total ($)
Colin Reed	10,400	23,529	23,603	3,829	3,111	64,472
Mark Fioravanti	10,400	14,156	4,100	6,308	560	35,524
Bennett Westbrook	10,350	10,056	2,620	4,031	990	27,747
Patrick Chaffin	-	5,120	1,653	2,543	-	9,316
Scott Lynn	7,027	7,934	1,519	2,337	358	19,175

(a)	We make matching contributions to the 401(k) plan accounts of the NEOs as described in Compensation Discussion and Analysis above.
(b)	We make matching contributions to the SUDCOMP accounts of the NEOs as described in Nonqualified Deferred Compensation below. Does not include company matching amounts for SUDCOMP deferrals with respect to 2013 short-term cash incentive plan payments made in 2014.
(c)	Represents the cost associated with the executive group term life insurance not made available generally to other employees.
(d)	Represents the cost associated with the executive long term disability insurance not made available generally to other employees.
(e)	Represents, for Mr. Reed, $2,623 for personal usage of aircraft and $488 for physical examination fees. Represents, for Mr. Fioravanti, $560 for personal usage of aircraft, for Mr. Westbrook, $990 in physical examination fees, and for Mr. Lynn, $358 for personal usage of aircraft. For purposes of reporting the value of personal usage of aircraft in this table, we use the incremental cost of such personal usage, calculated by estimating the direct variable operating cost of the aircraft on a per mile basis. These costs include the cost of fuel, maintenance, landing and parking fees, crew travel expenses and supplies. For trips by NEOs that involved mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income.

2015 NOTICE OF MEETING AND PROXY STATEMENT

2014 Grants of Plan-Based Awards

The table below shows information about (1) the threshold, target and stretch (i.e., maximum) level of annual cash incentive awards for our NEOs for performance during 2014, and (2) RSU awards granted to our NEOs during 2014 under our long-term equity incentive compensation plan.

2014 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)(i)	Grant Date Fair Value of Stock Awards(4) ($)(j)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Colin Reed		534,483	1,068,966	2,137,932	-	-	-	-	-
	2/26/14	-	-	-	11,875	23,750	35,625	-	903,213
	2/26/14	-	-	-	-	-	-	23,750	1,001,538
Mark Fioravanti		217,443	434,886	869,771				-	-
	2/26/14	-	-	-	5,000	10,000	15,000	-	380,300
	2/26/14	-	-	-	-	-	-	10,000	421,700
Bennett Westbrook		116,149	232,297	464,594	-	-	-	-	-
	2/26/14	-	-	-	1,904	3,808	5,712	-	144,818
	2/26/14	-	-	-	-	-	-	3,808	160,583
Patrick Chaffin		95,931	191,861	383,723	-	-	-	-	-
	2/26/14	-	-	-	1,875	3,750	5,625	-	142,613
	2/26/14	-	-	-	-	-	-	3,750	158,138
Scott Lynn		92,094	184,187	368,374	-	-	-	-	-
	2/26/14	-	-	-	1,875	3,750	5,625	-	142,613
	2/26/14	-	-	-	-	-	-	3,750	158,138

(1)	Represents threshold, target and stretch performance goal achievement payout levels established under our annual cash incentive plan for 2014 performance. See the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table above for the amount actually paid to each NEO for 2014 performance.
(2)	Consists of performance-based RSUs awarded under our long-term incentive compensation plan. Each RSU is equivalent to one share of our common stock on the date of grant. The RSUs are earned for achieving specified calculated TSR targets over a three-year performance period beginning January 1, 2014 and ending December 31, 2016. See Compensation Discussion and Analysis—2014 Compensation Decisions—Long-Term Equity Incentive Compensation for a discussion of the terms of these RSUs.
(3)	Consists of time-based RSUs awarded under our long-term incentive compensation plan. Each RSU is equivalent to one share of our common stock on the date of grant. The RSUs vest 25% on each of the first through fourth anniversaries of the grant date.
(4)	Grant date fair value of the RSU awards to the NEOs is determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures. See Note 6 to our consolidated financial statements for the three years ended December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015, for the assumptions made in determining grant date fair value.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Outstanding Equity Awards at 2014 Fiscal Year End

The table below shows information about the outstanding equity awards held by our NEOs as of December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year End Table

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)(c)	Option Exercise Price ($)(d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested(2) (#)(f)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)(g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)(h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)(i)
Colin Reed	-	21,345	28.13	2/2/21	-	-	-	-
	-	71,351	24.40	2/8/22	-	-	-	-
	-	-	-	-	100,242	5,286,763	-	-
	-	-	-	-	-	-	124,950	6,589,863
Mark Fioravanti	-	4,727	28.13	2/2/21	-	-	-	-
	-	14,636	24.40	2/8/22	-	-	-	-
	-	-	-	-	28,525	1,504,409	-	-
	-	-	-	-	-	-	33,995	1,792,896
Bennett Westbrook	-	2,379	28.13	2/2/21	-	-	-	-
	-	6,098	24.40	2/8/22	-	-	-	-
	-	-	-	-	11,558	609,569	-	-
	-	-	-	-	-	-	13,917	733,983
Patrick Chaffin	-	-	-	-	10,104	532,885	-	-
	-	-	-	-	-	-	5,250	276,885
Scott Lynn	-	-	-	-	8,011	422,500	-	-
	-	-	-	-	-	-	5,250	276,885

(1)	The following table provides information as of December 31, 2014 with respect to the vesting of each NEO’s outstanding unexercisable options:

Grant Date	Vesting Date	Colin Reed	Mark Fioravanti	Bennett Westbrook	Patrick Chaffin	Scott Lynn
2/2/2011	2/2/2015	21,345	4,727	2,379	-	-
2/8/2012	2/8/2015	35,675	7,318	3,049	-	-
2/8/2012	2/8/2016	35,676	7,318	3,049	-	-

2015 NOTICE OF MEETING AND PROXY STATEMENT

(2)	The following table provides information as of December 31, 2014 with respect to the vesting of each NEO’s outstanding time-based RSUs (including additional RSUs accrued with respect to dividends paid):

Grant Date	Vesting Date	Colin Reed	Mark Fioravanti	Bennett Westbrook	Patrick Chaffin	Scott Lynn
2/2/2011	2/2/2015	-	-	-	1,122	837
2/8/2012	2/8/2015	28,408	5,809	2,581	1,935	1,031
2/14/2013	2/14/2015	6,267	2,180	817	409	409
2/26/2014	2/26/2015	6,157	2,592	987	972	972
2/8/2012	2/8/2016	28,408	5,809	2,580	1,935	1,031
2/14/2013	2/14/2016	6,267	2,180	817	408	408
2/26/2014	2/26/2016	6,157	2,592	987	972	972
2/14/2013	2/14/2017	6,266	2,179	816	408	408
2/26/2014	2/26/2017	6,156	2,592	987	972	972
2/26/2014	2/26/2018	6,156	2,592	986	971	971

(3)	Market value was determined based on the December 31, 2014 NYSE closing price of our common stock ($52.74).
(4)	The following table provides information with respect to the vesting of the performance-based RSUs granted to each NEO:

Grant Date	Vesting Date	Colin Reed	Mark Fioravanti	Bennett Westbrook	Patrick Chaffin	Scott Lynn
2/8/2012(a)	2/24/2015	78,200	15,995	7,109	-	-
2/14/2013(b)	2/14/2016	23,000	8,000	3,000	1,500	1,500
2/26/2014(b)	2/26/2017	23,750	10,000	3,808	3,750	3,750

(a)	The number of shares listed above with respect to the February 8, 2012 performance-based RSU grant assume vesting at the stretch (150%) performance level. The RSUs ultimately vested at this payout level based on our achievement of TSR over the applicable performance period, as determined by the Human Resources Committee. See Compensation Discussion and Analysis—2014 Compensation Decisions—Long-Term Equity Incentive Compensation for a discussion of the terms of these RSUs.
(b)	The number of RSUs listed above with respect to the February 14, 2013 grant assume vesting at the target (100%) performance level, and the number of RSUs listed above with respect to the February 26, 2014 grant assume vesting at the target (100%) performance level, in each case taking into account performance to date with respect to the performance metrics under the award agreement. Each RSU is equivalent to one share of our common stock on the date of grant. The RSUs are earned for achieving specified calculated TSR targets over a three-year performance period (a period beginning January 1, 2013 to December 31, 2015 for the February 14, 2013 awards; and a period beginning January 1, 2014 to December 31, 2016 for the February 26, 2014 awards). See Compensation Discussion and Analysis—2014 Compensation Decisions—Long-Term Equity Incentive Compensation for a discussion of the terms of these RSUs.

2015 NOTICE OF MEETING AND PROXY STATEMENT

2014 Option Exercises and Stock Vested

The table below shows information about the exercise of stock options by the NEOs and the vesting of the NEOs’ RSU awards in 2014.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired Upon Exercise (#)(b)	Value Realized Upon Exercise(1) ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting(2) ($)(e)
Colin Reed	264,668	6,510,367	65,566	2,728,069
Mark Fioravanti	79,795	1,824,650	19,818	822,438
Bennett Westbrook	4,728	100,732	14,577	604,569
Patrick Chaffin	12,196	313,563	3,366	146,889
Scott Lynn	8,110	149,323	1,292	53,147

(1)	Equal to the number of shares of common stock issued upon exercise of the stock option multiplied by the difference between (1) the fair market value of our common stock upon exercise and (2) the option exercise price.
(2)	Equal to the number of shares of common stock issued upon vesting of RSUs multiplied by the closing market price of our common stock on the NYSE on the day prior to the vesting date.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Other Compensation Information

Pension Benefits

No NEOs participate in our frozen defined benefit plan.

Nonqualified Deferred Compensation

Supplemental Deferred Compensation

Our supplemental deferred compensation plan, or SUDCOMP, is a nonqualified plan that allows eligible participants (including NEOs) to defer up to 40% of their base salary (less amounts deferred under our 401(k) plan) and 100% of their short-term cash incentive compensation. We contribute one dollar for each dollar contributed by the participant, up to four percent of the participant’s contributions (less matching amounts under our 401(k) plan).

Participants elect hypothetical investment options mirroring the funds in our 401(k) plan, with the exception of company stock. Participants can change their investment selections on a daily basis in the same manner as the 401(k) plan. Deferred amounts are credited with earnings or losses based on the rate of return of the investment options selected by the participant. When participants elect to defer amounts into the SUDCOMP, they also select when the amounts will be distributed to them. Distributions may either be made in a specific year (whether or not employment has then ended) or at a time that begins at or after termination of employment. Distributions can be made in a lump sum or up to 15 annual installments. However, after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum (without regard to his or her election) if the balance is $10,000 or less.

The table below shows each NEO’s salary deferrals, company matching obligations, earnings and account balances in the SUDCOMP as of December 31, 2014:

2014 Nonqualified Deferred Compensation Table

Name (a)	Plan (b)	Executive Contributions in Last FY(1) ($)(c)	Registrant Contributions in Last FY ($)(d)	Aggregate Earnings (Losses) in Last FY(2) ($)(e)	Aggregate Withdrawals/ Distributions in Last FY ($)(f)	Aggregate Balance at Last FY(3) ($)(g)
Colin Reed	SUDCOMP	179,548	23,529	640,610	-	15,166,828
Mark Fioravanti	SUDCOMP	17,434	14,156	15,368	-	663,239
Bennett Westbrook	SUDCOMP	31,015	10,056	14,367	-	571,135
Patrick Chaffin	SUDCOMP	5,120	5,120	3,268	-	104,794
Scott Lynn	SUDCOMP	24,563	7,934	2,200	-	91,090

(1)	Amounts in this column are reported as compensation in the 2014 Summary Compensation Table above. Amounts in this column do not include deferrals of cash incentive bonus amounts with respect to the 2013 fiscal year paid in 2014 ($494,000 in the case of Mr. Reed and $17,300 in the case of Mr. Fioravanti), or the company match with respect to such amounts.
(2)	None of the amounts in this column are included as compensation in the 2014 Summary Compensation
Table above because above-market or preferential earnings are not available.
(3)	Of the amounts listed in this column, the following amounts have been reported as compensation in the 2014 Summary Compensation Table above or previous years (or would have been reported if the NEO had been included in our proxy statement in those years): Mr. Reed: $7,873,574; Mr. Fioravanti: $302,077; Mr. Westbrook: $274,455; Mr. Chaffin: $37,080; and Mr. Lynn: $52,971.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Supplemental Executive Retirement Plan

When we recruited Mr. Reed to join us in 2001, we agreed to establish a supplemental executive retirement plan, or SERP, for Mr. Reed with an initial retirement benefit of $2.5 million. We believed at the time (and continue to believe) that the SERP was a material factor in Mr. Reed’s agreement to give up benefits at his former employer and to begin working for us. We believe that the SERP benefit was necessary to attract and retain a highly qualified executive such as Mr. Reed. Mr. Reed’s April 23, 2001 employment agreement with us established the SERP, which fully vested on April 23, 2005.

In 2004, as part of an amendment to Mr. Reed’s employment agreement extending his employment term, we agreed to adjust the initial SERP benefit for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. At that time, we also agreed to pay Mr. Reed an additional retirement benefit under the SERP of $1.0 million, as adjusted beginning April 23, 2005 for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. This additional SERP benefit fully vested on May 1, 2010. Mr. Reed is entitled to receive all of his SERP benefit upon any termination of employment. Mr. Reed has elected to receive his SERP benefits, as adjusted, in the form of one lump sum payment.

On February 4, 2008, we entered into a new employment agreement with Mr. Reed which did not modify the terms of the SERP. On December 18, 2008, we amended Mr. Reed’s employment agreement to allow him to make an irrevocable election to invest his SERP benefit in our common stock. We established an independent rabbi trust and transferred cash in an amount equal to the then-current balance of the SERP benefit, and the independent trustee of the rabbi trust purchased shares of our common stock in the open market.

Mr. Reed is now only entitled to a distribution of our stock and any accrued cash dividends held by the rabbi trust in satisfaction of his SERP benefit. We believe that the ownership of shares of common stock by the rabbi trust and the distribution of those shares and any accrued cash dividends to Mr. Reed in satisfaction of his SERP benefit meets requirements necessary so that we will not recognize any increase or decrease in expense as a result of subsequent changes in the value of our common stock. The terms of the rabbi trust provide that, to the extent that the shares owned by the rabbi trust are entitled to vote on any matter, the rabbi trustee will be entitled to vote such shares.

The table below shows the salary deferrals, company matching obligations, earnings and account balances with respect to Mr. Reed’s SERP benefit in 2014:

Name (a)	Plan(1) (b)	Executive Contributions in Last FY ($)(c)	Registrant Contributions in Last FY(2) ($)(d)	Aggregate Earnings (Losses) in Last FY(3) ($)(e)	Aggregate Withdrawals/ Distributions in Last FY ($)(f)	Aggregate Balance at Last FY(4) ($)(g)
Colin Reed	SERP	-	-	6,204,811	-	25,913,482

(1)	We have summarized the SERP benefit using the disclosure format prescribed by the SEC for nonqualified deferred compensation (under Item 402(i) of SEC Regulation S-K) rather than pension benefits due to the fact that this SERP benefit more closely resembles a “defined contribution” award than a “defined benefit” award. This determination was based on the fact that the value of the SERP benefit in 2014 was based solely on the amounts previously contributed.
(2)	As described above we are obligated to pay to Mr. Reed the initial SERP benefit and the additional SERP benefit by distributing the shares of our common stock and any accrued cash dividends held by the rabbi trust. The amount of these obligations has not been reported as compensation in the Summary Compensation Table for 2014 or previous years since above-market or preferential returns are not available with respect to the SERP.
(3)	Represents the change in market value of our common stock from December 31, 2013 to December 31, 2014, plus accrued cash dividends received during the calendar year of 2014 on the shares of common stock held in the SERP and less administrative fees and applicable taxes. This amount has not been reported as compensation in the Summary Compensation Table for 2014 or previous years since above-market or preferential returns are not available with respect to the SERP.
(4)	Represents the value of both the initial SERP benefit and the additional SERP benefit as of December 31, 2014, which is calculated by multiplying the 477,149 shares of our common stock held by the rabbi trust on such date by the December 31, 2014 NYSE closing price of our common stock ($52.74), plus accrued cash dividends as described above.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments on Termination or Change of Control

Employment and Severance Agreements

Mr. Reed, Mr. Fioravanti and Mr. Westbrook each have employment agreements with us, originally entered into in February 2008, with an initial two-year term and automatically renewing two-year terms (unless either party provides notice of non-renewal). Mr. Reed’s employment agreement was amended in December 2008 and September 2010. Mr. Fioravanti’s employment agreement was amended in February 2010 and September 2010. Mr. Westbrook’s employment agreement was amended in September 2010. In November 2012, Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements were amended in connection with our REIT restructuring. Mr. Fioravanti’s employment agreement was also amended in March 2015. Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, together with each of their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for cash payments and other benefits in connection with their termination of employment in various circumstances, including in the event of a Change of Control (as defined below). Payment of these amounts generally is conditioned upon compliance with the other provisions of the agreement, which include confidentiality obligations and nonsolicitation and noncompetition provisions.

Mr. Chaffin and Mr. Lynn each have severance agreements with us, entered into in October 2010 and February 2013, respectively, with an initial two-year term and automatic renewals of one year following the initial two-year term (unless either party provides notice of non-renewal). The severance agreements provide for cash payments and other benefits only in connection with Mr. Chaffin’s and Mr. Lynn’s termination of employment in the event of a Change of Control. Payment of these amounts generally is conditioned upon compliance with the other provisions of the severance agreement, which include confidentiality obligations. In addition, Mr. Chaffin’s and Mr. Lynn’s equity incentive award agreements, and the terms of our incentive and other benefit plans, provide for other benefits in connection with their termination of employment in various circumstances, including in the event of a Change of Control.

Description of Potential Payments on Termination or Change of Control

The discussion below outlines our obligations to our NEOs upon a termination or Change of Control. Except as otherwise noted, the discussion below applies to each of the NEOs.

Payments Made on Any Termination of Employment

Regardless of the manner in which an NEO’s employment with us is terminated, the NEO would be entitled to receive:

•	accrued but unpaid base salary through the date of termination;
•	any unpaid portion of any annual cash bonus for prior calendar years;
•	accrued but unpaid vacation pay, unreimbursed employment-related expenses and other benefits owed to the NEO under our employee benefit plans or policies;
•	all vested 401(k) plan and SUDCOMP account balances; and
•	in the case of Mr. Reed, his SERP benefit.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Payments Made on Termination With Cause or Resignation Without Good Reason

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements each provide that if the executive is terminated for Cause(1) or if he resigned without Good Reason(2) he would not be entitled to receive any payments (other than as listed under Payments Made on Any Termination of Employment).

Payments Made on Death or Disability

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, together with their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for the following payments and other benefits (in addition to payments under our disability or life insurance plans) if the executive dies or becomes “permanently disabled” (defined as a physical or mental incapacity rendering him unable to perform job duties for 90 consecutive days or for a total of 180 days in any 12 month period):

•	all amounts under Payments Made on Any Termination of Employment above;
•	a pro rata portion of his annual cash bonus in the year of termination;
•	the immediate vesting of all time-based RSUs;
•	for all performance-based RSUs, a pro rata (based on length of service during the performance period) portion of the awards actually vesting to the extent of satisfaction of the applicable performance criteria;
•	the accelerated vesting of all outstanding stock option awards (with an exercise period ending on the option expiration date); and
•	in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate coverage (or their non-payment of premiums), their death or until we stop providing health care coverage to our employees.

In the event of Mr. Chaffin’s or Mr. Lynn’s death or permanent disability, the executive would be entitled, under the terms of his equity incentive award agreements and the terms of our incentive and other benefit plans, to the following (in addition to payments under our disability or life insurance plans):

•	all amounts under Payments Made on Any Termination of Employment above;
•	the immediate vesting of all time-based RSUs;
•	for all performance-based RSUs, a pro rata (based on length of service during the performance period) portion of the awards actually vesting to the extent of satisfaction of the applicable performance criteria; and
•	the accelerated vesting of all outstanding stock option awards (with an exercise period ending on the option expiration date).

(1)	Under Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, the term “Cause” is defined as: fraud, self-dealing, embezzlement or dishonesty in the course of employment, or any conviction of a crime involving moral turpitude; a failure to comply with any valid or legal company directive, or any material uncured breach of obligations under the employment agreement; or the executive’s failure to adequately perform his responsibilities, as demonstrated by objective and verifiable evidence showing that the business operations under his control have been materially harmed as a result of gross negligence or willful misconduct.
(2)	Under Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, the term “Good Reason” is defined as: any adverse change in the executive’s position or title (whether or not approved by our Board), any assignment over the executive’s reasonable objection to any duties materially inconsistent with his current status or a substantial adverse alteration in the nature of his responsibilities; a reduction in the executive’s annual base salary; a failure to pay any portion of the executive’s current compensation, or a failure to continue in effect any material compensatory plan (or equivalent) in which the executive may participate; permanent relocation of the executive’s principal place of employment to a location other than our corporate headquarters; a failure to provide, or a material reduction of, any insurance, retirement savings plan or other employee benefits package substantially similar to those enjoyed by other senior executives in which the executive is entitled to participate; or a material uncured breach of the company’s obligations under the executive’s employment agreement (or the company’s failure to renew it).

2015 NOTICE OF MEETING AND PROXY STATEMENT

Payments Made on Termination Without Cause or Resignation for Good Reason (Other Than Following a Change of Control)

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, together with their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for the following payments and other benefits if the executive is terminated without Cause (or resigned for Good Reason), other than following a Change of Control:

•	all amounts under Payments Made on Any Termination of Employment above;
•	the following severance payment:

Mr. Reed	Mr. Fioravanti & Mr. Westbrook

2x base salary plus 2x last year’s annual cash incentive bonus	1x base salary plus 1x last year’s annual cash incentive bonus
•	in the case of Mr. Fioravanti and Mr. Westbrook, a pro rata portion of his annual cash bonus in the year of termination;
•	immediate vesting of RSUs as follows (in the case of performance-based RSUs, to the extent of the satisfaction of applicable performance criteria):

Mr. Reed	Mr. Fioravanti & Mr. Westbrook

all awards scheduled to vest within 2 years of termination	all awards scheduled to vest within 1 year of termination
•	the accelerated vesting of the following stock option awards:

Mr. Reed	Mr. Fioravanti & Mr. Westbrook

all unvested stock options scheduled to vest within 2 years of termination	all unvested stock options scheduled to vest within 1 year of termination

Mr. Reed would have 2 years from termination to exercise the awards, while Mr. Fioravanti and Mr. Westbrook would have 1 year from termination to exercise the awards; and
•	in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate coverage (or their non-payment of premiums), their death or until we stop providing health care coverage to our employees.

Payments Made on Termination Without Cause or Resignation for Good Reason Following a Change of Control

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements (and Mr. Chaffin’s and Mr. Lynn’s severance agreements), together with their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for payments and other benefits in the event of a termination in a designated period(3) following a “Change of Control”, which is deemed to occur if:

•	any person, other than us, our benefit plan or our designated affiliates, becomes the beneficial owner of 35% or more of our outstanding voting stock(4);
•	a majority of the incumbent members of our Board cease to serve on our Board without the consent of the incumbent Board(5);
•	following a merger, tender or exchange offer, other business combination or contested election, the holders of our stock prior to the transaction hold less than a majority of the combined voting power of the combined entity; or
•	we sell all or substantially all of our assets.

(3)	For Mr. Reed, Mr. Fioravanti and Mr. Westbrook, this period is one year. For Mr. Chaffin and Mr. Lynn, this period is two years.
(4)	For Mr. Chaffin and Mr. Lynn, the required ownership percentage is 40% instead of 35%.
(5)	For Mr. Chaffin and Mr. Lynn, a Change of Control would occur if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board without the consent of at least two-thirds of the incumbent Board who were directors at the beginning of such period.

2015 NOTICE OF MEETING AND PROXY STATEMENT

If any of our NEOs were terminated without Cause(6) (or resigned for Good Reason(7)) following a Change of Control within the designated period, the executive would be entitled to receive:

• all amounts under Payments Made on Any Termination of Employment above;
• the following severance payment:
Mr. Reed, Mr. Fioravanti & Mr. Westbrook	Mr. Chaffin & Mr. Lynn

3x base salary plus 3x highest cash incentive bonus in last 3 years	2x base salary plus 2x last year’s annual cash incentive bonus
•	immediate vesting of all RSUs, with performance-based RSUs vesting at the target level;
•	the accelerated vesting of all outstanding stock option awards. Each NEO would have 2 years from termination to exercise the awards;
•	continuation of health care coverage at employee rates: for Mr. Reed and his spouse, until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or until we stop providing health care coverage to our employees; for Mr. Fioravanti and Mr. Westbrook, for 3 years from termination; and for Mr. Chaffin and Mr. Lynn, for 2 years from the Change of Control; and
•	in the case of Mr. Fioravanti and Mr. Westbrook, executive physical examination fees for 3 years.

(6)	The severance agreements for Mr. Chaffin and Mr. Lynn provide that the executive may be terminated for Cause if he was terminated for gross misconduct.
(7)	The severance agreements for Mr. Chaffin and Mr. Lynn provide that the executive may terminate his employment for Good Reason following a Change of Control if: his salary is reduced, there is a material reduction in his benefits or there is a material change in his status, working conditions or management responsibilities; or he is required to relocate his residence more than 100 miles from our corporate headquarters.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Summary of Potential Payments on Termination or Change of Control

The following tables estimate the value of the potential payments on termination or change of control of the company for the NEOs as of December 31, 2014.

Benefits and Payments Upon Termination	Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Termination Without Cause or Resignation for Good Reason ($)		Termination Without Cause or Resignation for Good Reason Upon a Change of Control ($)
Cash Severance
Mr. Reed	-	-	-	3,450,000	(1)	8,175,000(2)
Mr. Fioravanti	-	-	-	870,000	(3)	3,262,500(2)
Mr. Westbrook	-	-	-	516,975	(3)	1,683,300(2)
Mr. Chaffin	-	-	-	-		790,000(1)
Mr. Lynn	-	-	-	-		760,400(1)
Non-Equity Incentive Compensation(4)
Mr. Reed	-	-	2,137,932	-		-
Mr. Fioravanti	-	-	869,771	869,771		-
Mr. Westbrook	-	-	464,594	464,594		-
Mr. Chaffin	-	-	-	-		-
Mr. Lynn	-	-	-	-		-
Stock Options Accelerated Vesting(5)
Mr. Reed	-	-	2,547,388	2,547,388		2,547,388
Mr. Fioravanti	-	-	531,116	323,724		531,116
Mr. Westbrook	-	-	231,365	144,956		231,365
Mr. Chaffin	-	-	-	-		-
Mr. Lynn	-	-	-	-		-
Performance-Based RSU Accelerated Vesting(6)
Mr. Reed	-	-	3,975,698	3,962,514		5,215,089
Mr. Fioravanti	-	-	1,019,443	562,367		1,511,687
Mr. Westbrook	-	-	422,358	249,935		608,989
Mr. Chaffin	-	-	118,661	-		276,885
Mr. Lynn	-	-	118,661	-		276,885
Time-Based RSU Accelerated Vesting(7)
Mr. Reed	-	-	5,286,763	4,306,959		5,286,763
Mr. Fioravanti	-	-	1,504,409	558,042		1,504,409
Mr. Westbrook	-	-	609,569	231,265		609,569
Mr. Chaffin	-	-	532,885	-		532,885
Mr. Lynn	-	-	422,500	-		422,500

2015 NOTICE OF MEETING AND PROXY STATEMENT

Benefits and Payments Upon Termination	Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason Upon a Change of Control ($)
Other Benefits and Perquisites
Mr. Reed	-	-	248,848(8)	248,848(8)	248,848(8)
Mr. Fioravanti	-	-	-	-	44,106(9)
Mr. Westbrook	-	-	-	-	67,437(9)
Mr. Chaffin	-	-	-	-	42,957(10)
Mr. Lynn	-	-	-	-	42,957(10)

(1)	Amount equal to two times base salary in effect at December 31, 2014, plus two times cash incentive bonus for the 2013 fiscal year.
(2)	Amount equal to three times base salary in effect at December 31, 2014, plus three times cash incentive bonus for the 2012 fiscal year (the highest cash incentive bonus for the last three fiscal years).
(3)	Amount equal to one times base salary in effect at December 31, 2014, plus one times cash incentive bonus for the 2013 fiscal year.
(4)	Reflects the cash incentive bonus for the 2014 fiscal year.
(5)	Calculated as the difference between the exercise price of the in-the-money stock options and the December 31, 2014 NYSE closing price of our common stock ($52.74).
(6)	Calculated by multiplying the number of shares of common stock to be issued on the vesting of such award(s) by the December 31, 2014 NYSE closing price of our common stock ($52.74), assuming vesting at the target (100%) performance level. The 2012 performance-based RSUs ultimately vested in
February 2015 at the 150% payout level based on our achievement of TSR over the applicable performance period, as determined by the Human Resources Committee. The number of shares of common stock to be issued upon vesting of the remaining performance-based RSUs will ultimately be based upon the actual achievement of the performance goals stated in the applicable award agreement.
(7)	Calculated by multiplying the number of shares of common stock to be issued on the vesting of such award(s) by the December 31, 2014 NYSE closing price of our common stock ($52.74).
(8)	Represents health insurance coverage for Mr. Reed and his spouse for a period of 16 years (assuming a life expectancy of 83 years for Mr. Reed and assuming an annual cost of $15,553, which was the cost of such benefit in 2014).
(9)	Represents health insurance coverage and physical examination fees for a period of three years.
(10)	Represents health insurance coverage for a period of two years.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Director Compensation

Cash Compensation

Each non-employee director receives the following annual cash compensation:

Compensation Item	Amount ($)
Annual Retainer (Independent Directors)	60,000
Lead Independent Director	20,000
Audit Committee Chairman	20,000
Human Resources Committee Chairman	15,000
Nominating and CG Committee Chairman	15,000
Audit Committee Members	10,000
Other Committee Members	7,500

Directors may elect to defer their cash compensation in the form of RSUs, the receipt of which will be deferred until either a specified date or the director’s retirement or resignation from the Board. In 2015, three directors have elected to defer their cash compensation.

All directors are reimbursed for expenses incurred in attending meetings. Mr. Reed does not receive cash compensation for his service as a director.

Equity-Based Compensation

Each non-employee director receives, as of the date of the first board meeting following the annual meeting of stockholders, an annual grant of RSUs having a fixed dollar value of $75,000 (based upon the fair market value of our common stock on the grant date). The RSUs vest fully on the first anniversary of the date of grant unless deferred by the director.

Until shares of common stock are issued in conversion of the RSUs, the director does not have any rights as a stockholder with respect to such RSUs, other than the right to receive additional RSUs equal to any dividends paid on our common stock.

Director Stock Ownership Guidelines

We have adopted stock ownership guidelines for our non-employee directors, which require directors to hold a minimum of 5,000 shares of our common stock, with a five-year time period to comply. Shares of common stock issuable upon the vesting of RSUs are credited toward this requirement. If a non-employee director is not currently in compliance with these guidelines (regardless of the applicable grace period for compliance) the non-employee director must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs or the exercise of stock options. As of January 31, 2015 (the annual compliance date), all of our non-employee directors met this requirement, as follows:

	Required Ownership (#)	Shares Owned(1) (#)
Michael J. Bender	5,000	20,134
E. K. Gaylord II	5,000	184,614
D. Ralph Horn	5,000	114,331
Ellen Levine	5,000	18,525
Robert S. Prather, Jr.	5,000	18,746
Michael D. Rose	5,000	115,837
Michael I. Roth	5,000	29,215

(1)	Includes the following shares represented by RSUs held by each director: Mr. Bender: 16,739; Mr. Gaylord: 45,670; Mr. Horn: 63,015; Ms. Levine: 1,671; Mr. Prather: 14,786; Mr. Rose: 21,579; and Mr. Roth: 1,671.

2015 NOTICE OF MEETING AND PROXY STATEMENT

2014 Non-Employee Director Compensation Table

The chart below summarizes the annual compensation for our non-employee directors during 2014:

Name (a)	Fees Earned or Paid in Cash (1) ($)(b)	Stock Awards(2) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compen- sation ($)(e)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(3) ($)(f)	All Other Compen- sation ($)(g)	Total ($)(h)
Michael Bender	80,000	74,994	-	-	-	-	154,994
E. K. Gaylord II	70,000	74,994	-	-	-	-	144,994
D. Ralph Horn	112,500	74,994	-	-	-	-	187,494
Ellen Levine	75,000	74,994	-	-	-	-	149,994
Robert S. Prather, Jr.	70,000	74,994	-	-	-	-	144,994
Michael D. Rose	70,000	74,994	-	-	-	-	144,994
Michael I. Roth	82,500	74,994	-	-	-	-	157,494

(1)	The amount listed above represents cash compensation paid to the director or amounts which have been deferred by the director, as described above. Compensation for service on the Board and its committees is payable quarterly in arrears. Due to the timing of payments and/or changes in committee assignments in 2014, these amounts may not correspond to the amounts listed above under Cash Compensation.
(2)	Represents the grant date fair value of the annual grant of 1,618 RSUs to the non-employee directors on May 8, 2014, determined in accordance with FASB ASC Topic 718. See Note 6 to our consolidated financial statements for the three years ended December 31, 2014 filed with the SEC on February 26, 2015 for the assumptions made in determining grant date fair value. As of December 31, 2014, the non-employee directors held the following RSUs (consisting of annual RSU grants, including RSUs previously deferred, and RSUs granted pursuant to the directors deferred compensation plan, as adjusted for dividends paid on our common stock):

Non-Employee Director	RSUs (#)
Michael J. Bender	16,574
E. K. Gaylord II	45,215
D. Ralph Horn	62,386
Ellen Levine	1,655
Robert S. Prather, Jr.	14,640
Michael D. Rose	21,367
Michael I. Roth	1,655

As of December 31, 2014, the non-employee directors held the following stock options, which were previously granted in consideration for the director’s board service:

Non-Employee Director	Stock Options (#)
Michael J. Bender	12,196
E. K. Gaylord II	12,196
D. Ralph Horn	6,098
Ellen Levine	12,196
Robert S. Prather, Jr.	-
Michael D. Rose	12,196
Michael I. Roth	12,196

The stock options vest on the first anniversary of the date of grant. The stock options expire on the 10th anniversary of the date of grant.

(3)	During 2014 three directors elected to defer their annual cash compensation pursuant to the directors deferred compensation plan described above. No amount is reported in this column due to the fact that above-market or preferential earnings were not available under the plan.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Certain Transactions

Since January 1, 2014, there have not been any related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Our policies and procedures for the review, approval or ratification of related person transactions (including those required to be disclosed under Item 404(a) of SEC Regulation S-K) are referenced in the charter of the Audit Committee of the Board and are as follows: Possible related person transactions are first screened by the company’s legal department for materiality and then sent to the Audit Committee of the Board (or, if otherwise determined by the Board, another committee of the Board) for review, discussion with the company’s management and independent registered public accounting firm and approval. In its discretion, the Audit Committee (or other committee) may also consult with our legal department or external legal counsel. Audit Committee (or other committee) review and approval of related person transactions would be evidenced in the minutes of the applicable Audit Committee (or other committee) meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of those reports and certain written representations from reporting persons, we believe that in 2014 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements, except that one report on Form 4 covering an option exercise transaction for Michael Roth, a director, was filed late due to a clerical error by the company (which had undertaken to make the filing on Mr. Roth’s behalf).

Equity Compensation Plan Information

The table below includes information about our equity compensation plans as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	872,165	(1)	$30.88	4,444,652(2)
Equity compensation plans not approved by security holders	-		-	-

Total:	872,165		$30.88	4,444,652

(1)	Consists of 282,302 shares of common stock to be issued upon the exercise of stock options (with a weighted average exercise price of $30.88 per share) and 589,863 shares of common stock issuable upon the vesting of RSUs (assuming, in the case of performance-based RSUs, vesting at the target performance level).
(2)	Pursuant to the RSU sublimit under our omnibus incentive plan, we may only issue an additional 881,588 RSUs.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Our Independent Registered Public Accounting Firm

Appointment of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. Our independent registered public accounting firm will audit our consolidated financial statements for 2015 and the effectiveness of our internal control over financial reporting as of December 31, 2015. This appointment has been submitted for your ratification. The committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the company and its stockholders. If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2002.

Representatives of Ernst & Young LLP will attend the 2015 Annual Meeting and will have an opportunity to speak and respond to your questions.

Fee Information

We paid the following amounts as audit, audit-related, tax and other services fees to Ernst & Young LLP for the years ended December 31, 2014 and 2013:

Description of Services	2014 Fees ($)	2013 Fees ($)
Audit Fees	1,120,873	1,222,239
Audit-Related Fees	232,775	-
Tax Fees	845,083	787,528
All Other Fees	-	-

Total:	2,198,731	2,009,767

Audit and Audit-Related Services

The fees for audit services during 2014 and 2013 include fees associated with the audit of our consolidated financial statements, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, issuances of comfort letters and assistance with documents filed with the SEC and reviews of our 2014 and 2013 quarterly financial statements.

The fees for audit-related services during 2014 represent fees related to the commencement of a stand-alone audit of our Entertainment business segment. We initiated this audit in connection with our previously announced efforts to explore tax-efficient alternatives with respect to the Entertainment business segment.

Ernst & Young LLP did not provide professional services during 2014 or 2013 related to financial information systems design and implementation.

Tax Services

In 2014, approximately 47% of fees for tax services related to general tax compliance matters, tax advice and planning, and tax assistance, including with respect to our REIT compliance efforts. The remaining 53% of fees for non-recurring tax services related to tax advice and planning with respect to our previously announced efforts to explore tax-efficient alternatives with respect to the Entertainment business segment.

Fees for tax services in 2013 related to tax compliance matters, tax advice and planning, and tax assistance, including with respect to our REIT restructuring transactions.

Due to our REIT status, tax services fees paid to Ernst & Young LLP in the years since our REIT conversion have been higher, and we expect will continue to be higher, than those tax services fees paid to Ernst & Young LLP than when we were operating as a non-REIT operating company. However, we believe that the selection of Ernst & Young LLP to provide these REIT-related services, and the amount of fees paid to Ernst & Young LLP in 2014 and 2013 to provide these services, was appropriate and in the best interests of the company and our stockholders given Ernst & Young LLP’s expertise and historical knowledge of our company and its organizational structure. We believe this expertise proved critical to our success in completing our REIT conversion and continues to prove critical to our continued REIT compliance efforts.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Audit Committee Pre-Approval Policy

All audit, audit-related, tax and other services were pre-approved by the committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The committee’s pre-approval policy provides for pre-approval of audit, audit-related, tax and other services specifically described by the committee on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The committee operates under a written charter originally adopted by the Board on February 4, 2004, as amended, which can be found on our website at www.rymanhp.com under “Corporate Governance” on the Investor Relations page. The charter is also available in print to any stockholder who requests it by making a written request addressed to:

Ryman Hospitality Properties, Inc.

Attn: Corporate Secretary

One Gaylord Drive

Nashville, Tennessee 37214

All members of the committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that Mr. Rose is an “audit committee financial expert” for purposes of SEC rules.

During the fall of 2014 the committee conducted its annual self-evaluation in order to assess its effectiveness, and at its December 2014 meeting the committee members discussed the results of its self-evaluation process.

The committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the system of internal control over financial reporting which management and the Board have established, oversees compliance with legal and regulatory requirements by the company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance.

As part of its oversight of our financial statements, the committee has:

•	reviewed and discussed our audited financial statements for the year ended December 31, 2014, and the financial statements for the three years ended December 31, 2014, with management and Ernst & Young LLP, our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, including Auditing Standard No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board; and
•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the committee, and has discussed with Ernst & Young LLP its independence.

The committee also has considered whether the provision by Ernst & Young LLP of non-audit services described above under Our Independent Registered Public Accounting Firm above is compatible with maintaining Ernst & Young LLP’s independence.

The committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the

2015 NOTICE OF MEETING AND PROXY STATEMENT

reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the committee asked for management’s representations that our audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

In performing these functions, the committee acts in an oversight capacity. The committee does not complete all of its reviews prior to our public announcements of financial results and, necessarily, in its oversight role, the committee relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of Ernst & Young LLP, which in its report expresses an opinion on the conformity of our annual financial statements with generally accepted accounting principles.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee:

Michael J. Bender, Chairman

E. K. Gaylord II

Robert S. Prather, Jr.

Michael D. Rose

Submitting Stockholder Proposals and Nominations for 2016 Annual Meeting

Stockholder Proposals

If you would like to submit a proposal for inclusion in our proxy statement for the 2016 annual meeting under SEC Rule 14a-8, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on November 27, 2015 and otherwise comply with the requirements of Rule 14a-8.

If you want to bring business before the 2016 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed below under Nominations of Board Candidates), our Bylaws require that you deliver a notice in proper written form (and provide all information required by our Bylaws) to our Secretary by February 7, 2016, but not before January 8, 2016 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2016, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting, and your business will not be transacted at that meeting.

Nominations of Board Candidates

If you wish to nominate an individual to serve as a director, our Bylaws require that you deliver timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary upon written request), the proposed nominee’s written consent to nomination and the additional information as set forth in our Bylaws.

For a stockholder’s notice to the Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at our principal executive offices: (a) in the case of a nomination to be voted on at an annual meeting, by February 7, 2016, but not before January 8, 2016 (or, if the annual meeting is called for a date that is not within 30 days of May 7,

2015 NOTICE OF MEETING AND PROXY STATEMENT

2016, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that the nomination was defective, and the defective nomination shall be disregarded.

Discretionary Voting of Proxies on Other Matters

We do not intend to bring any proposals to the 2015 Annual Meeting other than the election of directors, the advisory vote on executive compensation and the ratification of our independent registered public accounting firm. We do not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By Order of the Board of Directors,

Scott J. Lynn, Secretary

Nashville, Tennessee

March 31, 2015

2015 NOTICE OF MEETING AND PROXY STATEMENT

Appendix A

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Reconciliation of

AFFO(1) (and AFFO Per Share)

to Net Income (Loss)

(in thousands)

	Twelve Months Ended December 31,
	2014	2013
Net income	$126,452	$118,352
Depreciation and amortization	112,278	116,528
Losses on sale of real estate assets	-	(52)

Funds from operations (FFO)	$238,730	$234,828

Capital expenditures(2)	(40,356)	(29,801)
Non-cash lease expense	5,481	5,595
Impairment charges	104	3,527
Gain on sale of Peterson LOI	(26,135)	-
Loss on extinguishment of debt	2,148	4,181
Loss on warrant settlements	4,243	-
Loss on other assets	1,007	-
Write-off of deferred financing costs	-	1,845
Amortization of deferred financing costs	5,959	5,525
Amortization of debt discounts	8,735	13,816
Noncash tax benefit resulting from REIT conversion	-	(64,756)

Adjusted funds from operations (AFFO)	$199,916	$174,760

REIT conversion costs (tax effected)	-	15,414

AFFO excluding REIT conversion costs	$199,916	$190,174

FFO per basic share	$ 4.69	$ 4.59
AFFO per basic share	$ 3.93	$ 3.42
AFFO excluding REIT conversion costs per basic share	$ 3.93	$ 3.72

FFO per diluted share(3)	$ 4.27	$ 3.74
AFFO per diluted share	$ 3.58	$ 2.78
AFFO excluding REIT conversion costs per diluted share	$ 3.58	$ 3.03

(1)	We calculate Adjusted Funds From Operations, or AFFO, to mean net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gains (losses) on extinguishment of debt and warrant settlements and a gain on the sale of our economic interest in the income from the land underlying the new MGM casino project near our Gaylord National hotel pursuant to a letter of intent with The Peterson Companies (the “Peterson LOI”). For periods prior to 2015, we also deducted capital expenditures. We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented AFFO both excluding and including REIT conversion costs, as well as AFFO per basic share and diluted share both excluding and including REIT conversion costs. Each of these measures is a non-GAAP financial measure. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items (including REIT conversion costs, in the case of AFFO excluding REIT conversion costs), which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use AFFO as one measure in determining our results after taking into account the impact of our capital structure. The losses on our call spread settlements and warrant modifications related to our then-outstanding convertible notes and warrant repurchases do not result in a charge to net income. Therefore, net income and AFFO do not reflect the impact of these losses.
(2)	Represents furniture, fixtures and equipment reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	As the GAAP calculation of diluted shares does not consider the anti-dilutive impact of our purchased call options associated with our then-outstanding convertible notes, the purchased call options effectively reduced dilution associated with the convertible notes.

A-1

2015 NOTICE OF MEETING AND PROXY STATEMENT

Reconciliation of Adjusted EBITDA(1)

to Net Income (Loss)

(in thousands)

	Twelve Months Ended December 31,
	2014		2013
Consolidated	$	Margin	$	Margin
Revenue	$1,040,991		$954,562
Net income	$126,452		$118,352
(Loss) from discontinued operations, net of taxes	15		125
Benefit for income taxes	(1,467)		(92,662)
Other (gains) and losses, net	(23,415)		(2,447)
Net loss on extinguishment of debt	2,148		4,181
Income from unconsolidated companies	-		(10)
Interest expense, net	49,372		48,649
Depreciation & amortization	112,278		116,528

EBITDA	$265,383	25.5%	$192,716	20.2%

Preopening costs	11		-
Non-cash lease expense	5,481		5,595
Equity-based compensation	5,773		10,095
Impairment charges	-		2,976
Interest income on Gaylord National bonds	12,054		12,263
Other gains and (losses), net	23,415		2,447
Gain on Peterson LOI	(26,135)		-
Loss on warrant settlements	4,243		-
(Gain) loss on disposal of assets	855		(52)
Casualty loss	-		54
REIT conversion costs	-		22,190

Adjusted EBITDA	$291,080	28.0%	$248,284	26.0%

Hospitality Segment
Revenue	$954,166		$878,509
Operating income	$162,524		$111,133
Depreciation & amortization	103,422		103,147
Preopening costs	11		-
Non-cash lease expense	5,481		5,595
Impairment charges	-		2,826
Interest income on Gaylord National bonds	12,054		12,263
Other gains and (losses), net	2,377		2,447
Gain on disposal of assets	-		(52)
REIT conversion costs	-		7,597

Adjusted EBITDA	$285,869	30.0%	$244,956	27.9%

Entertainment (Opry and Attractions) Segment
Revenue	$86,825		$76,053
Operating income	$21,752		$13,877
Depreciation & amortization	5,258		5,368
Equity-based compensation	519		575
Impairment charges	-		150
Other gains and (losses), net	152		-
Gain on disposal of assets	(152)		-
Casualty loss	-		(95)
REIT conversion costs	-		225

Adjusted EBITDA	$27,529	31.7%	$20,100	26.4%

(1)	To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); (gains) and losses on warrant settlements; (gain) on sale of Peterson LOI; REIT conversion costs and any other adjustments identified by us. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. The losses on the call spread and warrant modifications related to our then-outstanding convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted EBITDA does not reflect the impact of these losses.

A-2

RYMAN HOSPITALITY PROPERTIES, INC.

Annual Meeting of Stockholders

May 7, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Colin V. Reed, D. Ralph Horn and Scott J. Lynn, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RYMAN HOSPITALITY PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, Central Time on May 7, 2015, at the Gaylord Opryland Resort and Convention Center, 2800 Opryland Drive, Nashville, TN, and any adjournment or postponement thereof.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also provides voting instructions for shares held by Wilmington Trust, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received. This card should be voted by 11:59 p.m. Eastern time on May 5, 2015, for the Trustee to vote the plan shares.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

		For	Against	Abstain
01	Michael J. Bender	☐	☐	☐
02	E. K. Gaylord II	☐	☐	☐
03	D. Ralph Horn	☐	☐	☐
04	Ellen Levine	☐	☐	☐
05	Patrick Q. Moore	☐	☐	☐
06	Robert S. Prather, Jr.	☐	☐	☐
07	Colin V. Reed	☐	☐	☐
08	Michael D. Rose	☐	☐	☐
09	Michael I. Roth	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

2.	To approve, on an advisory basis, the Company’s executive compensation.

☐ For	☐ Against	☐ Abstain

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

☐ For	☐ Against	☐ Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date:

Signature (Joint Owners)

Date: